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                                            FILED PURSUANT TO RULE NO. 424(b)(3)
                                                      REGISTRATION NO. 333-40880

           PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED AUGUST 31, 2001

                             U.S. $26,475,600,650

                     General Electric Capital Corporation

                      Global Medium-Term Notes, Series A

               Due From 9 Months to 60 Years From Date of Issue

                                ---------------

   General Electric Capital Corporation may offer at various times up to U.S. $26,475,600,650 of global medium-term notes. We will offer these notes in series, starting with Series A, and in U.S., foreign, and composite currencies. If we offer original issue discount notes, we will use their initial offering prices to calculate when we reach U.S. $26,475,600,650.

   The following terms may apply to the notes. We will provide the final terms for each note in a pricing supplement.

  .  The notes will mature in 9 months to 60 years.

  . The notes may be subject to redemption at our option or repayment at the option of the holder.

  . The notes will bear interest at either a fixed or floating rate. The floating interest rate formula may be based on:

                                         .Treasury Rate
      .CD Rate


                                         .Prime Rate
      .Commercial Paper Rate


                                         .CMT Rate
      .Federal Funds Rate


                                         .Eleventh District Cost of Funds Rate
      .LIBOR


  . The notes may be issued as indexed notes, dual currency notes, renewable notes, extendible notes or amortizing notes.

  .  The notes will be in certificated or book-entry form.

  . Interest will be paid on fixed rate notes on March 15 and September 15 of each year or as otherwise specified in the applicable pricing supplement. Interest will be paid on floating rate notes on dates specified in the applicable pricing supplement.

  . The notes will have minimum denominations of $1,000 for book-entry notes and $100,000 for certificated notes, in each case increased in multiples of $1,000, or other specified denominations and multiples for a foreign or composite currency.

   We expect to receive between $26,462,362,850 and $26,316,747,046 of proceeds from the sale of the notes after paying the agents' commissions of between $13,237,800 and $158,853,604. The exact proceeds from each note will be set at the time of issuance. We do not expect that any of the notes will be listed on an exchange and a market for any particular series of notes may not develop.

                                ---------------

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

Deutsche Banc Alex. Brown
     GECC Capital Markets Group, Inc.
                 Goldman, Sachs & Co.
                           Lehman Brothers
                                    Merrill Lynch & Co.
                                               JPMorgan
                                                        Salomon Smith Barney
                                                                    UBS Warburg

         The date of this prospectus supplement is September 5, 2001.
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               RISKS OF FOREIGN CURRENCY NOTES AND INDEXED NOTES

   This prospectus supplement does not describe all of the risks of an investment in the notes. You should consult your own financial and legal advisors about the risks entailed by an investment in the notes and the suitability of your investment in the notes in light of your particular circumstances. Notes denominated in a foreign currency are not an appropriate investment for investors who are unsophisticated with respect to foreign currency transactions. Indexed notes are not an appropriate investment for investors who are unsophisticated with respect to the type of index or formula used to determine the amount payable. You should also consider carefully, among other factors, the matters described below.

Exchange Rates and Exchange Controls

   An investment in a note denominated in a currency other than U.S. dollars entails significant risks. These risks include the possibility of significant changes in rates of exchange between the U.S. dollar and such currency and the possibility of the imposition or modification of foreign exchange controls by either the United States or foreign governments. These risks generally depend on factors over which we have no control, such as economic and political events and the supply of and demand for the relevant currencies. In recent years, rates of exchange between the U.S. dollar and certain currencies have been highly volatile, and you should be aware that volatility may occur in the future. Fluctuations in any particular exchange rate that have occurred in the past, however, are not necessarily indicative of fluctuations in the rate that may occur during the term of any note. Depreciation of the specified currency for a note against the U.S. dollar would result in a decrease in the effective yield of such note (on a U.S. dollar basis) below its coupon rate and, in certain circumstances, could result in a loss to you on a U.S. dollar basis.

   Except as set forth below, if payment in respect of a note is required to be made in a currency other than U.S. dollars and such currency is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or is no longer used by the government of the relevant country or union or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of such note will be made in U.S. dollars until such currency is again available to us or so used. The amounts payable on any date in such currency will be converted into U.S. dollars on the basis of the most recently available market exchange rate for such currency or as otherwise indicated in the applicable pricing supplement. Any payment in respect of such note so made in U.S. dollars will not constitute an event of default under the Indenture. However, if we cannot make payment in a specified currency solely because that currency has been replaced by the euro, then, beginning with the date the replacement becomes effective, we will be able to satisfy our obligations under those notes by making payment in euro.

   The paying agent will make all determinations referred to above at its sole discretion. All determinations will, in the absence of clear error, be binding on holders of the notes.

   The information set forth in this prospectus supplement with respect to foreign currency risks is general in nature. We disclaim any responsibility to advise prospective purchasers of foreign currency notes with respect to any matters that may affect the purchase, holding or receipt of payments of principal of, premium, if any, and interest on such notes. Such persons should consult their own counsel with regard to such matters.

   Any pricing supplement relating to notes denominated in a specified currency other than U.S. dollars will contain information concerning historical exchange rates for that currency against the U.S. dollar and a brief description of any relevant exchange controls.

Foreign Currency Judgments

   The notes will be governed by and construed in accordance with the internal laws of the State of New York. New York courts will normally enter judgments or decrees for money damages in the foreign currency in which notes are denominated. These amounts are then converted into U.S. dollars at the rate of exchange in effect on the date the judgment or decree is entered. Courts in the United States outside New York customarily have not rendered judgments for money damages denominated in any currency other than the U.S. dollar.

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Risks Associated with Indexed Notes

   An investment in indexed notes entails significant risks that are not associated with an investment in a conventional fixed rate debt security. Indexation of the interest rate of a note may result in an interest rate that is less than that payable on a conventional fixed rate debt security issued at the same time, including the possibility that no interest will be paid. Indexation of the principal of and/or premium on a note may result in an amount of principal and/or premium payable that is less than the original purchase price of the note, including the possibility that no amount will be paid. The secondary market for indexed notes will be affected by a number of factors, independent of our creditworthiness. Such factors include the volatility of the index selected, the time remaining to the maturity of the notes, the amount outstanding of the notes and market interest rates. The value of an index can depend on a number of interrelated factors, including economic, financial and political events, over which we have no control. In addition, if the formula used to determine the amount of principal, premium and/or interest payable with respect to indexed notes contains a multiple or leverage factor, the effect of any change in the index will be increased. The historical experience of an index should not be taken as an indication of its future performance. Accordingly, you should consult your own financial and legal advisors as to the risks entailed by an investment in indexed notes.

Credit Ratings

   The credit ratings assigned to our medium-term note program reflect the rating agencies' opinion of our ability to make payments on the notes when due. The ratings do not take into account fluctuations in the market value of the notes or the possibility that payments on indexed notes may be less than anticipated because of changes in the specified index.

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                              DESCRIPTION OF NOTES

General

   The following description of terms of the notes supplements the general description of the debt securities provided in the prospectus. However, the pricing supplement for each offering of notes will contain the specific information and terms for that offering. The pricing supplement may also add, update or change information contained in this prospectus supplement. It is important for you to consider the information contained in the prospectus, the prospectus supplement and the pricing supplement in making your investment decision.

   This section describes some technical concepts, and thus we occasionally use defined terms. You will find an alphabetized glossary at the end of this prospectus supplement that defines all of the capitalized terms used in this section that are not defined in this section.

   The Indenture. We will issue the notes under the Indenture between us and The Chase Manhattan Bank ("CMB"). Since we have only summarized the most significant portions of the Indenture below, you may want to refer to the Indenture for more detailed information.

   Ranking. The notes will be unsecured and will rank equally with all our other unsecured and unsubordinated debt obligations. The notes and the Indenture will not limit us from incurring additional debt and will not place any other financial restrictions on us.

   Amount. The amount of notes we may offer with this prospectus supplement will be reduced to the extent we issue other debt securities, preferred stock, warrants or support obligations under the prospectus. As of September 5, 2001, we have issued and outstanding $28,272,661,000 of notes. The amount of additional notes that we may offer with this prospectus supplement is $26,475,600,650. In addition, we may further increase the amount of notes of this series that we may issue from time to time. The Indenture does not limit the amount of notes that we may offer. If a note is an Original Issue Discount Note, we will use its initial offering price to calculate the amount issued.

   Reopening of Issue. We may, from time to time, reopen an issue of notes and issue additional notes with the same terms (including Maturity and interest payment terms) as notes issued on an earlier date. After such additional notes are issued they will be fungible with the previously issued notes to the extent specified in the applicable pricing supplement.

   Maturity. Each note will mature on any day from 9 months to 60 years from its date of issue. However, each note may also be subject to redemption at our option and repayment at your option (see "Optional Redemption" below).

   Pricing Supplement. The pricing supplement relating to a note will describe the following terms:

  .  the specified currency;

  . whether the note is a fixed rate note, a floating rate note, an indexed note, a dual currency note, a renewable note, an extendable note or an amortizing note;

  .  the issue price;

  .  the original issue date;

  .  the stated maturity date;

  . for a fixed rate note, the rate per annum at which it will bear interest, if any, and the date on which interest will be payable if other than March 15 and September 15;

  . for a floating rate note, the base rate, the initial interest rate, the interest reset period, the interest payment dates, the Index Maturity, the Designated LIBOR Currency, if any, the maximum interest rate, if any, the minimum interest rate, if any, the Spread and/or Spread Multiplier, if any, and any other terms relating to the particular method of calculating the interest rate for the note;

  .  whether the note is an Original Issue Discount Note;

  . for an indexed note, the manner in which interest payments and the principal amount payable at Maturity will be determined;

  .  if such note is an amortizing note, an amortization schedule;

  . whether the note may be redeemed at our option, or repaid at the holder's option prior to the stated maturity date as described further under "Optional Redemption" below, and if so, the terms of the redemption or repayment;

  . for notes issued in currencies that may be replaced by the euro, redenomination provisions, if any (see "Euro Redenomination" below);

  .  whether the notes are a reopening of notes previously issued; and

  . any other terms that do not conflict with the provisions of the Indenture.

   Form of the Notes. We will issue the notes either in certificated form or pursuant to a book-entry system.

     Book-entry notes. When we issue notes in book-entry form, we will issue one or more global certificates representing the entire issue of notes. All of the notes that have been issued previously have been issued in book-entry form. These certificates will name a nominee of The Depository Trust Company, New York, New York ("DTC") as the owner of the notes. DTC maintains a computerized system that will reflect your ownership of the notes through an account you will maintain with your broker/dealer, bank, trust company or other representative.

     DTC's nominee will be considered the owner of your note in our records and will be the entity entitled to cast a vote regarding your note. However, DTC and the broker/dealers, banks, trust companies and other representatives that are part of DTC's computerized system are required to contact you for voting instructions.

     Certificated notes. When we issue notes in certificated form, you will receive a certificate evidencing your note. CMB will issue certificated notes on our behalf and will only prepare such certificated notes at our request. The certificate will name you as the owner of the note, unless you choose to have your broker/dealer, bank, trust company or other representative hold these certificates for you. If your name appears on the certificate evidencing your note, then you will be considered the owner of your note for all purposes under the Indenture. For example, if we need to ask the holders of the notes to vote on a proposed amendment to the notes, you will be asked to cast the vote regarding your note. If you have chosen to have some other entity hold the certificates for you, that entity will be considered the owner of your note in our records and will be entitled to cast the vote regarding your note. However, this entity is required to contact you for voting instructions.

     Exchanges. Certificated notes cannot be exchanged for book-entry notes. Book-entry notes can be exchanged for certificated notes only if (i) DTC notifies us that it is unwilling or unable to hold global certificates and another depositary is not appointed or (ii) we elect not to have the notes represented by global certificates held by a depositary. In these limited circumstances, we will issue to you certificated notes in exchange for the book-entry notes. There will be no service charge for this exchange, but if a tax or other governmental charge is imposed, we may require you to pay it.

   Denominations. The notes will have minimum denominations of $1,000 for book-entry notes and $100,000 for certificated notes, in each case increased in multiples of $1,000. The authorized denominations of notes denominated in a foreign or composite currency will be described in the pricing supplement. DTC currently limits the maximum denomination of any single global note to $500,000,000.

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 Registration and Transfer of Notes.

     Book-entry notes. If you transfer your note while it is in book-entry form, the transfer will be reflected on the computerized system at DTC. Your broker/dealer, bank, trust company or other representative will arrange for the transfer to be reflected on DTC's records.

     Certificated notes. In addition to acting as trustee under the Indenture, CMB also acts as our registrar for notes issued in certificated form. You may go to CMB's office at 55 Water Street, Room 234, North Building, New York, New York 10041 if you want to:

    .  register the transfer of any certificated note;

    .  exchange certificated notes for notes of different denominations;

    .  deliver payment instructions;

    . obtain a new note to replace a note that has been lost or destroyed (you may be required to provide a document to CMB and us agreeing to return the new certificate if the missing one is found);

    . present notes that have matured or been redeemed in exchange for payment.

 Depository.

   Each note will be deposited with, or on behalf of, DTC, as depository, and registered in the name of Cede & Co. (DTC's partnership nominee). Investors may elect to hold interests in the notes through DTC (in the United States) or, if the notes are eligible, through Clearstream Banking, societe anonyme ("Clearstream, Luxembourg"), or Euroclear Bank S.A./N.V., as operator (the "Euroclear Operator") of the Euroclear System ("Euroclear"), if they are participants in such systems or indirectly through organizations which are participants in such systems. Clearstream, Luxembourg and the Euroclear Operator will hold interests on behalf of their participants through customers' securities accounts in Clearstream, Luxembourg's and the Euroclear Operator's names on the books of their respective depositaries, which in turn will hold such interests in customers' securities accounts in the depositaries' names on the books of the DTC. Citibank, N.A. will act as depositary for Clearstream, Luxembourg and CMB will act as depositary for the Euroclear Operator (in such capacities, the "U.S. Depositaries").

   Clearstream, Luxembourg advises that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream, Luxembourg holds securities for its participating organizations ("Clearstream Participants") and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream, Luxembourg provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream, Luxembourg interfaces with domestic markets in several countries. As a professional depositary, Clearstream, Luxembourg is subject to regulation by the Luxembourg Monetary Institute. Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters named in this prospectus supplement. Indirect access to Clearstream, Luxembourg is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant either directly or indirectly.

   Distributions with respect to the notes held beneficially through Clearstream, Luxembourg will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Clearstream, Luxembourg.

   The Euroclear Operator advises that Euroclear was created in 1968 to hold securities for participants of Euroclear ("Euroclear Participants") and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear

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includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by the Euroclear Operator under contract with Euro-clear Clearance Systems S.C., a Belgian cooperative corporation (the "Cooperative"). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters named in this prospectus supplement. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear
Participant, either directly or indirectly.

   The Euroclear Operator was granted a banking license by the Belgian Banking and Finance Commission in 2000, authorizing it to carry out banking activities on a global basis. It took over operation of Euroclear from the Brussels, Belgium office of Morgan Guaranty Trust Company of New York on December 31, 2000.

   Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the "Terms and Conditions"). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no record of or relationship with persons holding through Euroclear Participants.

   Distributions with respect to notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the U.S. Depositary for Euroclear.

Global Clearance and Settlement Procedures

   Initial settlement for the notes will be made in immediately available funds. Secondary market trading between DTC Participants will occur in the ordinary way in accordance with the DTC's rules and will be settled in immediately available funds using the DTC's Same-Day Funds Settlement System. Secondary market trading between Clearstream Participants and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream, Luxembourg and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

   Cross-market transfers between persons holding directly or indirectly through the DTC on the one hand, and directly or indirectly through Clearstream or Euroclear Participants, on the other, will be effected in the DTC in accordance with the DTC's rules on behalf of the relevant European international clearing system by its U.S. Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving notes in the DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to the DTC. Clearstream Participants and Euroclear Participants may not deliver instructions directly to the DTC.

   Because of time-zone differences, credits of notes received in Clearstream, Luxembourg or Euroclear as a result of a transaction with a DTC Participant will be made during subsequent securities settlement processing and will be credited the business day following the DTC settlement date. Such credits or any transactions in such notes settled during such processing will be reported to the relevant Euroclear Participants or Clearstream

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Participants on such business day. Cash received in Clearstream, Luxembourg or
Euroclear as a result of sales of notes by or through a Clearstream, Luxembourg Participant or a Euroclear Participant to a DTC Participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream, Luxembourg or Euroclear cash account only as of the business day following settlement in the DTC.

   Although the DTC, Clearstream, Luxembourg and the Euroclear Operator have agreed to the foregoing procedures in order to facilitate transfers of notes among participants of the DTC, Clearstream, Luxembourg and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.

   Methods of Payment. CMB also acts as our paying agent, and will make all payments on the notes on our behalf.

     Book-entry notes. CMB will make payments of principal and interest on book-entry notes to the account of DTC's nominee by wire transfer of immediately available funds. Neither we nor CMB will make any payments to owners of beneficial interests in book-entry notes. Instead, DTC will credit the funds to which you are entitled to the account of the broker/dealer, bank, trust company or other participant of DTC through which you hold your note. That participant, in turn, will credit these funds to your account (or the account of any other intermediary through which you hold your note).

     We understand that DTC's current practice is to credit interest payments (including interest payable at Maturity) and principal payments in immediately available funds. These payments and credits will be made pursuant to the rules of DTC, in accordance with any standing instructions you have with your broker/dealer, bank, trust company or other participant in DTC through which you hold your notes and with customary practice in the broker/dealer industry. Neither we nor CMB will be involved with, or responsible for, the movement of funds once CMB has paid DTC.

     Certificated notes. If you hold certificated notes, payments of principal and interest due at Maturity or earlier redemption will be paid by wire transfer of immediately available funds after you present the matured or redeemed note at CMB's office (the address is given above). Interest payable at any other time will be paid by check mailed to your address as it appears in CMB's records. If you own $5,000,000 or more of notes having the same terms and conditions, we will pay you interest prior to Maturity by wire transfer of immediately available funds if you give the appropriate instructions to CMB at least 10 calendar days before the applicable interest payment date.

     Special payment provisions for notes denominated in a foreign currency. Purchasers of notes denominated in a foreign currency must pay for their notes in that currency. If you prefer to pay in U.S. dollars, the agents will convert U.S. dollars into the foreign currency on your behalf to enable you to make payment in that currency. You must notify the agents that you would like them to provide this service for you at least three Business Days before the date of delivery of the note. These services are available only in connection with the initial distribution of notes denominated in a foreign currency.

     Regardless of whether the notes are in book-entry or certificated form, all payments of principal and interest on foreign currency notes (other than dual currency notes) will be made in U.S. dollars based on the Noon Buying Rate. CMB will convert these U.S. dollar payments into the currency of the notes on your behalf if you request the conversion at least ten calendar days before the applicable payment date.

     Any currency conversion will be based upon a firm bid quotation in New York City received by CMB at approximately 11:00 a.m., Eastern Time, on the second Business Day preceding the applicable payment date from a recognized foreign exchange dealer (which may be CMB). If CMB cannot obtain a bid quotation for the conversion of U.S. dollars into the relevant foreign currency, then payments on the note will be made in U.S. dollars.

     If you request an interest payment in a foreign currency (other than euro), or, in the case of a dual currency note, interest payments are to be made in a foreign currency (other than euro) the payment will be paid by check mailed to your address as it appears in CMB's records. If you request that the principal payment on your note, including any interest payable at Maturity, be in a foreign currency (other than euro), or, in the case of a dual currency note, the principal payment, including any interest payable at Maturity, is to be made in a foreign currency (other than euro), such payment will be paid by check after you present the matured or redeemed note at CMB's office (the address is given above). Checks in foreign currencies (other than euro) will be drawn from banks located outside the U.S. If you hold $1,000,000 or more of notes denominated in a foreign currency having the same terms and conditions, you can request that CMB make payments in the foreign currency by wire transfer. You must request wire transfers no later than the record date for interest payments and, in the case of payments of principal, no later than fifteen calendar days prior to Maturity. Foreign currency wire transfers must be made to banks located outside the U.S.

     All payments in respect of notes denominated in or, in the case of dual currency notes, payable in, euro must be made by wire transfer (not by check) to a euro-denominated account (or any other account to which euro may be credited or transferred) specified by the payee.

   DTC will not accept foreign currency payments. You may elect to receive foreign currency payments in respect of book-entry notes by notifying your broker/dealer, bank, trust company or other participant in DTC through which you hold notes at least 15 days prior to the payment date that you have elected to receive all or a portion of the foreign currency payment in that foreign currency and by providing your broker/dealer, bank, trust company or other participant in DTC with wire transfer instructions to an account maintained in that foreign currency. The DTC participant in turn will notify DTC of your election and wire transfer instructions and DTC will pass those on to CMB. If CMB receives those instructions from DTC in time, you will receive payment in the foreign currency, after deduction of CMB's currency conversion and other costs. Otherwise, you will receive payment in U.S. dollars through DTC.

     You will be responsible for the costs of any currency conversion effected by CMB on your behalf.

 Recipients of Payments

   Payments of interest on notes are generally payable to the person in whose name the note is registered at the close of business on the record date before each interest payment date. However, interest will be payable at Maturity, redemption or repayment to the person to whom principal is payable. The first interest payment on any note originally issued between a record date and an interest payment date or on an interest payment date will be made on the interest payment date after the next record date. The record date for any interest payment date for a floating rate note will be the date (whether or not a Business Day) 15 calendar days immediately before the interest payment date, and for a fixed rate note will be the last day of February or August (whether or not a Business Day) immediately before the interest payment date or Maturity, unless otherwise specified in the applicable pricing supplement.

   Optional Redemption or Repayment. We may issue notes that permit us to redeem them prior to their Maturity ("calls") or that permit you to require us to repay them prior to their Maturity ("puts"). Any such redemption or repayment provisions, including the date(s) on which the call or put may occur and whether redemptions or repayments may be made in whole or in part, will be described in the pricing supplement relating to the specific notes.

   If we are permitted to call any notes, we will give notice of redemption to you (or the entity that is the registered holder of your notes) by mail at least 30 calendar days and not more than 60 calendar days prior to the date set for redemption.

   If you are permitted to put any notes, you must notify CMB at least 30 calendar days and not more than 60 calendar days prior to the date set for repayment. For any note to be repaid, CMB must receive (i) in the case of a certificated note, the note with the attached "Option to Elect Repayment" form completed, or a letter from a broker/dealer, bank or trust company notifying CMB of your intent to elect repayment of your notes and guaranteeing that you will deliver the note and the attached "Option to Elect Repayment" form not later than five Business Days after the date set for repayment or (ii) in the case of a book-entry note, instructions to such effect from the beneficial owner of the note to DTC and forwarded by DTC to CMB.

   Any notice of redemption delivered by you or by us will be irrevocable.

   Open-market Purchases. We may, at any time, purchase notes at any price from holders of notes or in the open market. If we purchase any of our notes, we may hold them, resell them or surrender them to CMB for cancellation.

Interest and Interest Rates

   The interest rates we will offer with respect to the notes may differ depending on, among other things, the aggregate principal amount of notes purchased in a single transaction.

 Fixed Rate Notes

   Each fixed rate note will bear interest at the annual rate specified in the note and in the applicable pricing supplement. Interest on the fixed rate notes will be paid on March 15 and September 15 of each year or as specified in the applicable pricing supplement. Interest on fixed rate notes will be computed and paid on the basis of a 360-day year of twelve 30-day months or as specified in the applicable pricing supplement. In the event that any Interest Payment Date (as defined below) or Maturity for any fixed rate note is not a Business Day, principal and/or interest on such fixed rate note will be paid on the next succeeding Business Day; however, we will not pay any additional interest due to the delay in payment.

 Floating Rate Notes

   General

   Each floating rate note will have an interest rate formula. The formula may be based on:

  .the CD Rate

  .CMT Rate

  .the Commercial Paper Rate

  .the Eleventh District Cost of Funds Rate

  .the Federal Funds Rate

  .LIBOR

  .the Prime Rate

  .the Treasury Rate

  .such other rate specified in the applicable pricing supplement.

   The applicable pricing supplement will also indicate the Spread and/or Spread Multiplier, if any. In addition, any floating rate note may have a maximum or minimum interest rate limitation.

   Date of Interest Rate Change

   The interest rate on each floating rate note may be reset daily, weekly, monthly, quarterly, semiannually or annually (this period is the "Interest Reset Period" and the first day of each Interest Reset Period is the "Interest Reset Date"). Unless we state otherwise in the applicable pricing supplement, the Interest Reset Dates will be:

  .  for floating rate notes that reset daily, each Business Day;

  . for floating rate notes (other than Treasury Rate notes) that reset weekly, Wednesday of each week;

  .  for Treasury Rate notes that reset weekly, Tuesday of each week;

  . for floating rate notes (other than Eleventh District Cost of Funds Rate Notes) that reset monthly, the third Wednesday of each month;

  . for Eleventh District Cost of Funds Rate Notes, all of which reset monthly, the first calendar day of each month;

  . for floating rate notes that reset quarterly, the third Wednesday of March, June, September and December of each year;

  . for floating rate notes that reset semiannually, the third Wednesday of each of the two months specified in the pricing supplement; and

  . for floating rate notes that reset annually, the third Wednesday of the month specified in the pricing supplement.

   If an Interest Reset Date for any floating rate note falls on a day that is not a Business Day, it will be postponed to the following Business Day, except that, in the case of a LIBOR note, if that Business Day is in the next calendar month, the Interest Reset Date will be the immediately preceding Business Day.

   How Interest Is Calculated

   We will appoint a calculation agent to calculate interest rates on the floating rate notes. Unless we choose a different party in the pricing supplement, the lead agent for an issue of notes will be the calculation agent for those notes. Floating rate notes will accrue interest from and including the original issue date or the last date to which interest has been paid or provided for, as the case may be, to but excluding the applicable Interest Payment Date, as described below, or Maturity, as the case may be.

   Accrued interest on floating rate notes will be calculated by multiplying the principal amount of such note (or, in the case of an indexed note, unless otherwise specified in the pricing supplement, the face amount of such indexed note) by an accrued interest factor. The accrued interest factor will be computed by adding the interest factors calculated for each day in the period for which accrued interest is being calculated. The interest factor (expressed as a decimal calculated to seven decimal places without rounding) for each day will be computed by dividing the interest rate in effect on that day by 360, in the case of CD Rate notes, Commercial Paper Rate notes, the Eleventh District Cost of Funds Rate notes, Federal Funds rate notes, LIBOR notes and Prime Rate notes, or by the actual number of days in the year, in the case of Treasury Rate notes or CMT Rate notes. For these calculations, the interest rate in effect on any Interest Reset Date will be the new reset rate.

   The calculation agent will round all percentages resulting from any calculation of the rate of interest on a floating rate note, if necessary, to the nearest 1/100,000 of 1% (.0000001), with five one-millionths of a percentage point rounded upward (e.g., 9.876545% (or .9876545) would be rounded to 9.87655% (or .987655)) and all currency amounts used in or resulting from any calculation on floating rate notes will be rounded to the nearest one-hundredth of a unit (with .005 of a unit being rounded upward).

   When Interest Is Paid

   Unless we state otherwise in the applicable pricing supplement, we will pay interest on floating rate notes as follows:

       (a) for notes that reset daily, weekly or monthly, on the third Wednesday of each month or on the third Wednesday of March, June, September and December of each year specified in the pricing supplement;

       (b) for notes that reset quarterly, on the third Wednesday of March, June, September, and December of each year specified in the pricing supplement;

       (c) for notes that reset semiannually, on the third Wednesday of each of two months of each year specified in the pricing supplement; and

       (d) for notes that reset annually, on the third Wednesday of one month of each year specified in the pricing supplement.

   Each of the above dates is an "Interest Payment Date". We will also pay interest on all notes at Maturity.

   If an Interest Payment Date (other than at Maturity) for any floating rate note falls on a day that is not a Business Day, it will be postponed to the following Business Day and interest thereon will continue to accrue, except that, in the case of a LIBOR note, if that Business Day would fall in the next calendar month, the Interest Payment Date will be the immediately preceding Business Day.

   If the Maturity for a floating rate note falls on a day that is not a Business Day, we will make the payment of principal and interest on the next Business Day, without additional interest.

   References below to information services include any successor information services.

   CMT Rate Notes

   Each CMT Rate note will bear interest at a specified rate that will be reset periodically based on the CMT Rate and any Spread or Spread Multiplier.

   "CMT Rate" means, with respect to any Interest Determination Date, the rate displayed on the Designated CMT Telerate Page under the caption
". . . Treasury Constant Maturities . . . Federal Reserve Board Release H.15
 . . . Mondays Approximately 3:45 p.m.", under the column for the specified Index Maturity for:

       (1) if the Designated CMT Telerate Page is 7051, the rate for the Interest Determination Date; or

       (2) if the Designated CMT Telerate Page is 7052, the weekly or monthly average, as applicable, ended immediately preceding the week or month, as applicable, in which the Interest Determination Date occurs.

   The following procedures will apply if the rate cannot be set as described above:

       (a) if we do not specify any page, the Designated CMT Telerate Page will be 7052 for the most recent week. If that rate is no longer displayed on the relevant page, or if it is not displayed by 3:00 p.m., New York City time, on the Calculation Date, then the CMT Rate will be the Treasury constant maturity rate for the specified Index Maturity as published in the relevant H.15(519).

       (b) If the rate is no longer published in H.15(519), or is not published by 3:00 p.m., New York City time, on the Calculation Date, then the CMT Rate for that determination date will be the Treasury constant maturity rate for the specified Index Maturity (or other U.S. Treasury rate for such Index Maturity for that Interest Determination
    Date) as may then be published by either the Federal Reserve Board or the U.S. Department of the Treasury that the calculation agent determines to be comparable to the rate formerly displayed on the Designated CMT Telerate Page and published in the relevant H.15(519).

       (c) If that information is not provided by 3:00 p.m., New York City time, on the Calculation Date, then the CMT Rate will be calculated as a yield to maturity, based on the average of the secondary market closing bid side prices as of approximately 3:30 p.m., New York City time, on that Interest Determination Date reported, according to their written records, by three leading primary U.S. government securities dealers (each, a "Reference Dealer") in The City of New York selected by the calculation agent. These dealers will be selected from five Reference Dealers.

         The calculation agent will eliminate the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest), for the most recently issued direct noncallable fixed rate obligations of the United States ("Treasury Notes") with an original maturity of approximately the specified Index Maturity and a remaining term to maturity of not less than the specified Index Maturity minus one year.

         If two Treasury notes with an original maturity as described in the preceding sentence have remaining terms to maturity equally close to the specified Index Maturity, the quotes for the Treasury Note with the shorter remaining term to maturity will be used.

       (d) If the calculation agent cannot obtain three Treasury note quotations, the CMT Rate will be calculated as a yield to maturity based on the average of the secondary market bid side prices as of approximately 3:30 p.m., New York City time, on that Interest Determination Date of three Reference Dealers in The City of New York selected by the calculation agent using the same method described above, for Treasury notes with an original maturity of the number of years that is the next highest to the specified Index Maturity with a remaining term to maturity closest to such Index Maturity and in an amount of at least $100,000,000.

         If three or four (and not five) of the Reference Dealers are providing quotes, then the CMT Rate will be based on the average of the offer prices obtained, and neither the highest nor the lowest of such quotes will be eliminated.

       (e) If fewer than three Reference Dealers are providing quotes, the rate of interest on CMT Rate notes will be the same as the rate of interest thereon in the prior interest period.

   CD Rate Notes

   Each CD Rate note will bear interest at a specified rate that will be reset periodically based on the CD Rate and any Spread and/or Spread Multiplier.

   "CD Rate" means, with respect to any Interest Determination Date, the rate on that Interest Determination Date for negotiable certificates of deposit having the specified Index Maturity as published in H.15(519) under the heading "CDs (secondary market)".

   The following procedures will apply if the rate cannot be set as described above:

       (a) If the rate is not published in H.15(519) prior to 3:00 p.m., New York City time, on the Calculation Date, then the CD Rate will be the rate for negotiable certificates of deposit having the specified Index Maturity as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying such rate, under the caption "CDs (secondary market)."

       (b) If the rate is not yet published in H.15(519), H.15 Daily Update or another recognized electronic source by 3:00 p.m., New York City time, on the Calculation Date, the CD Rate will be the average of the secondary market offered rates, as of 10:00 a.m., New York City time, of three leading nonbank dealers of negotiable U.S. dollar certificates of deposit in The City of New York selected by the calculation agent for negotiable certificates of deposit of major money market banks with a remaining maturity closest to the specified Index Maturity in a denomination of $5,000,000.

       (c) If fewer than three dealers are providing quotes, the rate of interest on the CD Rate note will be the same as the rate of interest thereon in the prior interest period.

   Commercial Paper Rate Notes

   Each Commercial Paper Rate note will bear interest at a specified rate that will be reset periodically based on the Commercial Paper Rate and any Spread and/or Spread Multiplier.

   "Commercial Paper Rate" means, with respect to any Interest Determination Date, the Money Market Yield of the rate on that Interest Determination Date for commercial paper having the specified Index Maturity as published in H.15(519) under the heading "Commercial Paper--Nonfinancial".

   The following procedures will apply if the rate cannot be set as described above:

     (a) If the rate is not published in H.15(519) prior to 3:00 p.m., New York City time, on the Calculation Date, then the Commercial Paper Rate will be the Money Market Yield of the rate for commercial paper having the specified Index Maturity as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying such rate, under the caption "Commercial Paper-Nonfinancial".

     (b) If the rate is not published in H.15(519), H.15 Daily Update or another recognized electronic source by 3:00 p.m., New York City time, on the Calculation Date, the Commercial Paper Rate will be the Money Market Yield of the average for the offered rates, as of 11:00 a.m., New York City time, on that Interest Determination Date, of three leading dealers of commercial paper in The City of New York selected by the calculation agent for commercial paper having the specified Index Maturity placed for an industrial issuer whose bond rating is "AA", or the equivalent, by a nationally recognized rating agency.

     (c) If fewer than three dealers are providing quotes, the rate of interest on the Commercial Paper Rate note will be the same as the rate of interest thereon in the prior interest period.

   Eleventh District Cost of Funds Rate Notes.

   Each Eleventh District Cost of Funds Rate note will bear interest at a specified rate that will be reset periodically based on the Eleventh District Cost of Funds Rate and any Spread and/or Spread Multiplier).

   "Eleventh District Cost of Funds Rate" means, with respect to any Interest Determination Date, the rate equal to the monthly weighted average cost of funds for the calendar month preceding such Interest Determination Date as set forth under the caption "11th District" on Telerate on page 7058 (or such other page as is specified in the applicable pricing supplement) as of 11:00 a.m., San Francisco time, on such Interest Determination Date. If such rate does not so appear, the Eleventh District Cost of Funds Rate shall be the FHLB Index for the calendar month preceding the date of such announcement. If the Federal Home Loan Bank of San Francisco fails to announce such rate for the calendar month next preceding such Interest Determination Date, then the rate of interest on the Eleventh District Cost of Funds Rate notes will be the same as the rate of interest thereon in the prior interest period.

   Federal Funds Rate Notes

   Each Federal Funds Rate note will bear interest at a specified rate that will be reset periodically based on the Federal Funds Rate and any Spread and/or Spread Multiplier.

   "Federal Funds Rate" means, with respect to any Interest Determination Date, the rate on specified dates for Federal Funds published in H.15(519) prior to 11:00 a.m., New York City time, under the heading "Federal Funds Effective", as such rate is displayed on Telerate Page 120.

   The following procedures will apply if the rate cannot be set as described above:

     (a) If the rate does not appear on Telerate Page 120 or is not published in H.15(519) prior to 11:00 a.m., New York City time, on the Calculation Date, then the Federal Funds Rate will be the rate on such Interest Determination Date published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying such rate, under the caption "Federal Funds (Effective)".

     (b) If the rate does not appear on Telerate Page 120 or is not published in H.15(519), H.15 Daily Update or another recognized electronic source by 3:00 p.m., New York City time, on the Calculation Date, the Federal Funds Rate will be the average of the rates, as of 11:00 a.m., New York City time, on that Interest Determination Date, for the last transaction in overnight federal funds arranged by three leading brokers of federal funds transactions in The City of New York selected by the calculation agent.

     (c) If fewer than three brokers are providing quotes, the rate of interest on the Federal Funds Rate notes will be the same as the rate of interest thereon in the prior interest period.

   LIBOR Notes

   Each LIBOR note will bear interest at a specified rate that will be reset periodically based on LIBOR and any Spread and/or Spread Multiplier.

   The calculation agent will determine LIBOR on each Interest Determination Date as follows:

     (a) With respect to any Interest Determination Date, LIBOR will be generally determined as either:

       (1) If "LIBOR Reuters" is specified in the pricing supplement, the average of the offered rates for deposits in the Designated LIBOR Currency having the specified Index Maturity beginning on the second London Business Day immediately after the Interest Determination Date, that appear on the Designated LIBOR page as of 11:00 a.m., London time, on that Interest Determination Date, if at least two offered rates appear on the Designated LIBOR Page; or

       (2) If LIBOR Telerate is specified in the pricing supplement, or if neither "LIBOR Reuters" nor "LIBOR Telerate" is specified in the applicable pricing supplement, the rate for deposits in the Designated LIBOR Currency having the specified Index Maturity beginning on the second London Business Day immediately after such date (or, if pounds sterling is the Designated LIBOR Currency, beginning on such date or, if euro is the Designated LIBOR Currency, beginning on the second TARGET Settlement Day immediately after such date), that appears on the Designated LIBOR Page as of 11:00 a.m., London time, on that Interest Determination Date.

     Where (1) above applies, if fewer than two offered rates appear on the Designated LIBOR Page, or, where (2) above applies, if no rate appears on the Designated LIBOR Page, LIBOR for that Interest Determination Date will be determined based on the rates on that Interest Determination Date at approximately 11:00 a.m., London time, at which deposits on that date in the Designated LIBOR Currency for the period of the specified Index Maturity are offered to prime banks in the London interbank market by four major banks in that market selected by the calculation agent and in a principal amount of not less than $1,000,000 (or its foreign currency equivalent) that in the calculation agent's judgment is representative for a single transaction in the Designated LIBOR Currency in such market at such time (a "Representative Amount"). The offered rates must begin on the second London Business Day immediately after the Interest Determination Date (or if pounds sterling is the Designated LIBOR Currency, commencing on such Interest Determination Date or, if euro is the Designated LIBOR Currency, beginning on the second TARGET Settlement Day immediately after such date).

     The calculation agent will request the principal London office of each of these banks to quote its rate. If the calculation agent receives at least two quotations, LIBOR will be the average of those quotations.

     (b) If the calculation agent receives fewer than two quotations, LIBOR will be the average of the rates quoted at approximately 11:00 a.m., New York City time, on the Interest Determination Date by three major banks in the Principal Financial Center selected by the calculation agent. The rates will be for loans in the Designated LIBOR Currency to leading European banks having the specified Index Maturity beginning on the second London Business Day after that date (or, if pounds sterling is the Designated LIBOR Currency, commencing on such date or, if euro is the Designated LIBOR Currency, beginning on the second TARGET Settlement Day immediately after such date) and in a Representative Amount.

     (c) If fewer than three banks provide quotes, the rate of interest on the LIBOR notes will be the same as the rate of interest thereon in the prior interest period.

   Prime Rate Notes

   Each Prime Rate note will bear interest at a specified rate that will be reset periodically based on the Prime Rate and any Spread and/or Spread Multiplier.

   "Prime Rate" means, with respect to any Interest Determination Date, the rate set forth on that Interest Determination Date in H.15(519) under the heading "Bank Prime Loan".

   The following procedures will apply if the rate cannot be set as described above:

     (a) If the rate is not published in H.15(519) by 3:00 p.m., New York City time, on the Calculation Date, then the Prime Rate will be the rate as published on such Interest Determination Date in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying such rate under the caption "Bank Prime Loan".

     (b) If the rate is not published in H.15(519), H.15 Daily Update or another recognized electronic source by 3:00 p.m., New York City time, on the Calculation Date, then the Prime Rate will be the average (rounded upwards, if necessary, to the next higher one-hundred thousandth of a percentage point) of the rates publicly announced by each bank on the Reuters Screen USPRIME1 Page as its prime rate or base lending rate for that Interest Determination Date.

     (c) If fewer than four, but more than one, rates appear on the Reuters Screen USPRIME1 Page, the Prime Rate will be the average of the prime rates (quoted on the basis of the actual number of days in the year divided by a 360-day year) as of the close of business on the Interest Determination Date by four major money center banks in The City of New York selected by the calculation agent.

     (d) If fewer than two rates appear, the Prime Rate will be determined based on the rates furnished in The City of New York by the appropriate number of substitute banks or trust companies organized and doing business under the laws of the United States, or any State thereof, having total equity capital of at least $500 million and being subject to supervision or examination by a Federal or State authority, as selected by the calculation agent.

     (e) If no banks are providing quotes, the rate of interest on the Prime Rate notes will be the same as the rate of interest thereon for the prior interest period.

   Treasury Rate Notes

   Each Treasury Rate note will bear interest at a specified rate that will be reset periodically based on the Treasury Rate and any Spread and/or Spread Multiplier.

   "Treasury Rate" means, with respect to any Interest Determination Date, the rate from the most recent auction of direct obligations of the United States ("Treasury bills") having the specified Index Maturity as it appears under the caption "Investment Rate" on Telerate Page 56 or Telerate Page 57 (or any other pages as may replace such pages on such service).

   The following procedures will apply if the rate cannot be set as described above:

     (a) If, by 3:00 p.m., New York City time, on the Calculation Date for an Interest Reset Period, Treasury bills of the specified Index Maturity have been auctioned on an Interest Determination Date during that Interest Reset Period, but the rate for such Interest Determination Date does not appear on either Telerate Page 56 or Telerate Page 57, the rate will be the Bond Equivalent Yield on such Interest Determination Date of the rate for Treasury bills of the specified Index Maturity as set forth in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying such rate, for that day under the caption "U.S. Government securities/Treasury bills/Auction high."

     (b) If the rate cannot be set as described in (a) above by 3:00 p.m., New York City time, on the Calculation Date, then the rate will be the Bond Equivalent Yield on such Interest Determination Date of the auction rate for Treasury bills of the specified Index Maturity as announced by the U.S. Department of the Treasury.

     (c) If the rate cannot be set as described in (b) above by 3:00 p.m., New York City time, on the Calculation Date, then the rate will be the Bond Equivalent Yield, on such Interest Determination Date, of the rate for Treasury bills of the specified Index Maturity as set forth in H.15(519), under the caption "U.S. Government securities/Treasury bills/Secondary Market."

     (d) If the rate cannot be set as described in (c) above by 3 p.m., New York City time, on the Calculation Date, then the rate will be the Bond Equivalent Yield, on such Interest Determination Date, of the rate for Treasury bills of the specified Index Maturity as set forth in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying such rate, under the caption "U.S. Government securities/Treasury bills/Secondary Market."

     (e) If the rate cannot be set as described in (d) above by 3 p.m., New York City time, on the Calculation Date, then the rate will be the average of the secondary market bid rates as of approximately 3:30 p.m., New York City time, on the Interest Determination Date, of three leading primary U.S. government securities dealers in The City of New York selected by the calculation agent for the issue of Treasury bills with the remaining maturity closest to the specified Index Maturity.

     (f) If the rate cannot be set as described in (e) above, then the rate of interest on the Treasury Rate notes will be the same as the rate of interest thereon in the prior interest period.

Indexed Notes

   We may offer indexed notes under which principal or interest is determined by reference to an index related to:

     (a) the rate of exchange between the specified currency for such note and the Designated LIBOR Currency;

     (b) the difference in the price of a specified commodity on specified dates;

     (c) the difference in the level of a specified stock index, which may be based on U.S. or foreign stocks, on specified dates; or

     (d) any other objective price or economic measures described in the pricing supplement.

   We will describe the manner of determining principal and interest amounts in the pricing supplement. We will also include historical and other information regarding the index or indexes and information concerning tax consequences to holders of indexed notes.

   Interest payable on an indexed note will be based on the face amount of the note. The pricing supplement will describe whether the principal payable upon redemption or repayment prior to Maturity will be the face amount, the index principal amount at the time of redemption or repayment or some other amount.

Dual Currency Notes

   We may offer dual currency notes under which we have the option to make all payments in a currency that is different than the currency in which the notes were issued. We can only exercise this option with respect to all dual currency notes issued on the same day with the same terms.

   The pricing supplement will include related tax information and will specify the date on which we may exercise our option.

   If we elect to exercise our option to make scheduled payments in the alternate currency, we will notify you by mail within two Business Days. We will not be able to withdraw such notice once it has been mailed to you.

   Because of fluctuating exchange rates, you may receive less in interest and/or principal in the alternate currency than you would if we made payments in the notes' original currency. For further information regarding certain risks inherent in notes denominated in currencies other than U.S. dollars, see "Risks of Foreign Currency Notes and Indexed Notes" above.

Renewable Notes

   We may issue renewable notes which will bear interest at a specified rate that will be reset based on a base rate and any Spread and/or Spread Multiplier.

   The Maturity of a renewable note will be automatically extended for a twelve month period on each maturity date unless you elect to terminate the automatic extension. To terminate the automatic extension of your renewable note, you must notify CMB within the time frame specified in the pricing supplement. You may choose to maintain the automatic extension provision for a portion of your note so long as that portion equals at least $100,000 (or its foreign currency equivalent). The Maturity of the renewable notes cannot be extended beyond the final maturity date specified in the pricing supplement. If you elect to terminate the automatic extension of any portion of your renewable note, you will receive payment of principal on that portion on an interest payment date falling approximately six months after the date on which the note was scheduled to be extended.

   You may revoke your election to terminate the automatic extension or any portion of your renewable note if such portion equals at least $100,000 (or its foreign currency equivalent). To revoke your election you must notify CMB prior to the fifteenth calendar day before the portion is scheduled to mature. An election to terminate the automatic extension of a renewable note will be binding on any subsequent holder of the note unless it is properly revoked.

   We may elect to redeem the total amount or a portion of a renewable note at a redemption price of 100% of its principal amount plus accrued interest. If we decide to redeem a renewable note we will notify you by first class mail at least 30 calendar days but, not more than 60 calendar days prior to the redemption date.

   We may also issue renewable notes under which the Spread and/or Spread Multiplier is reset by a remarketing agent using remarketing procedures included in the pricing supplement.

Extendible Notes

   We may issue extendible fixed rate notes under which we have the option to extend the notes' stated maturity date for one or more whole years up to a date specified in the pricing supplement. If we elect to extend the notes, we must notify CMB at least 45 calendar days and not more than 60 calendar days prior to the notes' original stated maturity date. CMB will notify you of our decision to extend the Maturity of the notes by first class mail. The notice will specify the notes' new Maturity date, the interest rate applicable to the extension period and any applicable redemption provisions.

   We can increase the interest rate for the extension period by notifying CMB at any time prior to 10:00 a.m., New York City time, on the twentieth calendar day before the extended notes are scheduled to mature. CMB will send you notice of the increase in interest rate in a manner agreed upon by us and CMB. We cannot revoke our election to increase the interest rate.

   If we elect to extend the Maturity of an extendible note, you have the option to require us to repay such note on the Maturity date then in effect at a price equal to the principal amount of the note plus any accrued interest to such date. To exercise this option you must notify CMB at least 25 calendar days but not more than 60 calendar days prior to the date the notes are scheduled to mature. You may notify CMB either by delivering to CMB the note with the attached "Option to Elect Repayment" form completed, or by delivering to CMB a letter from a broker/dealer, bank or trust company notifying CMB of your intent to redeem your notes and guaranteeing that you will deliver the note and the attached "Option to Elect Repayment" form not later than five Business Days after the date set for redemption. You may revoke your election to be repaid at any time before 3:00 p.m., New York City time, on the twentieth calendar day prior to the date the notes are scheduled to mature.

Amortizing Notes

   We may offer amortizing notes. Unless otherwise specified in the applicable Pricing Supplement, interest on an amortizing note will be computed on the basis of a 360-day year of twelve 30-day months. Payments on amortizing notes will be applied first to interest due and payable thereon and then to the reduction of the unpaid principal amount. Further information about amortizing notes including an amortization schedule will be included in the pricing supplement.

Original Issue Discount Notes

   We may issue Original Issue Discount Notes. Original Issue Discount Notes are notes issued at a discount from the principal amount payable at Maturity. Certain additional considerations relating to Original Issue Discount Notes may be described in the pricing supplement.

Other Provisions, Addenda

   We may modify any provision of a note by using the section marked "Other Provisions" or by providing an addendum to the note.

Euro Redenomination

   If notes are denominated in a foreign currency which may be replaced by euro, we may include provisions in the pricing supplement allowing for the redenomination of the notes from the original currency to euro.

                        UNITED STATES TAX CONSIDERATIONS

   The following is a summary of the principal United States federal income tax considerations that may be relevant to you. The summary is based upon the advice of James M. Kalashian, our senior tax counsel. This summary is based on the Internal Revenue Code of 1986, administrative pronouncements, judicial decisions and existing and proposed Treasury regulations, all of which may change after the date of this prospectus supplement. This summary assumes that you will hold notes as capital assets. It does not discuss all of the tax considerations that may be relevant to holders that may be subject to special tax rules, such as certain financial institutions, insurance companies, dealers in securities or foreign currencies, U.S. holders whose "functional currency" is not the U.S. dollar, persons holding notes in connection with a hedging transaction, a "straddle" transaction, conversion transaction or other integrated transaction, traders in securities that elect to mark-to-market, holders liable for alternative minimum tax or persons who have ceased to be United States citizens or to be taxed as resident aliens.

   You should consult your tax advisor about the tax consequences of holding notes, including the application of the United States federal income tax laws to your particular situation as well as any tax considerations arising under any State, local or other tax law.

U.S. Holders

   As used herein, a "U.S. holder" means a beneficial owner of a note that is for United States federal income tax purposes (i) a citizen or resident of the United States that is an individual, (ii) a corporation (or an entity treated as a corporation for U.S. Federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source, or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or if such trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as United States person. If a partnership holds a note, the tax treatment of a partner will generally depend on the status of the partner and on the activities of the partnership. Partners in partnerships that hold notes should consult their tax advisors.

Payments of Interest

   Payments of interest on a note generally will be taxable to a U.S. holder as ordinary interest income at the time such holder accrues or receives such payments (in accordance with the holder's method of tax accounting). Under the OID Regulations, interest on a note that matures one year or less from the date it is issued will be taxed as described below under "Original Issue Discount Notes." Special rules concerning the payment of interest on original issue discount notes, certain floating rate notes and foreign currency notes, are described under "Original Issue Discount Notes" and "Foreign Currency Notes" below.

Sale, Exchange and Retirement of Notes

   Upon the sale, exchange or retirement of a note, a U.S. holder will recognize taxable gain or loss equal to the difference between the amount realized on the transaction and the holder's adjusted tax basis in the note. The amount realized does not include any amount attributable to accrued interest on the note that has not previously been included in income. Amounts attributable to accrued interest are treated as interest as described under "Payments of Interest" above. A U.S. holder's adjusted tax basis in a note will equal the cost of the note to such holder, increased by the amounts of any original issue discount and market discount previously included in income by the holder with respect to such note and reduced by any amortized premium and any principal payments received by the holder and, in the case of an Original Issue Discount Note, by the amounts of any payments that do not constitute qualified stated interest (as defined below).

   Subject to the discussion regarding "Foreign Currency Notes" below, gain or loss realized by a U.S. holder on the sale, exchange or retirement of a note will be capital gain or loss (except to the extent of any accrued market discount or, in the case of a short-term note (notes which have a maturity of one year or less), to the extent of any original issue discount not previously included in the holder's taxable income), and will be long-term capital gain or loss if at the time of the transaction, the note has been held for more than one year. The excess of net long-term capital gains over net short-term capital losses is taxed at a lower rate than ordinary income for certain non-corporate taxpayers. The distinction between capital gain or loss and ordinary income or loss is also relevant for purposes of, among other things, limitations on the deductibility of capital losses.

Original Issue Discount Notes

   A U.S. holder of a note, other than a short-term note, issued with original issue discount must include original issue discount in income as ordinary interest for United States federal income tax purposes as it accrues under a constant yield method in advance of receipt of the cash payments attributable to such income, regardless of such holder's regular method of tax accounting. For United States federal income tax purposes, original issue discount is the excess of the stated redemption price at maturity of a note over its issue price, if such excess equals or exceeds a de minimis amount (generally 1/4 of 1% of the note's stated redemption price at maturity multiplied by the number of complete years to its maturity from its issue date or, in the case of a note providing for a payment of any amount other than qualified stated interest prior to maturity, multiplied by the weighted average maturity of such note). The issue price of each note in an issue of notes equals the first price at which a substantial amount of such notes has been sold for money (ignoring sales to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers). The stated redemption price at maturity of a note is the sum of all payments provided by the note other than qualified stated interest payments. The term "qualified stated interest" generally means stated interest that is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually at a single fixed rate or, as described below, certain floating rates. If, however, a note bears interest for one or more accrual periods at a rate below the rate applicable for the remaining term of such note (e.g., notes with teaser rates or interest holidays) and neither the resulting foregone interest on such note nor any discount created by the note's stated principal amount being in excess of its issue price equals or exceeds the de minimis amount described above, then the stated interest on the note will be treated as qualified stated interest. Holders of a note having de minimis original issue discount generally must include a proportionate amount of each payment of stated principal in income as gain realized on retirement of the note.

   In general, the amount of original issue discount included in income by the initial U.S. holder of a note issued with original issue discount is the sum of the daily portions of original issue discount with respect to such note for each day during the taxable year (or portion of the taxable year) in which such holder held such note. The "daily portion" of original issue discount on any note issued with original issue discount is determined by allocating to each day in any accrual period a ratable portion of the original issue discount allocable to that accrual period. An accrual period may be of any length and the accrual period may vary in length over the term of the note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the final day of an accrual period or on the first day of an accrual period. The amount of original issue discount allocable to each accrual period is generally equal to the difference between
(i) the product of the note's adjusted issue price at the beginning of such accrual period and its yield to maturity (determined on the basis of compounding at the close of each accrual period and appropriately adjusted to take into account the length of the particular accrual period), and (ii) the amount of any qualified stated interest payments allocable to such accrual period. The "adjusted issue price" of a note issued with original issue discount at the beginning of any accrual period is the sum of the issue price of the note plus the amount of original issue discount previously includible in the gross income of any holder minus the amount of any prior payments on the note that were not qualified stated interest payments. Under these rules, U.S. holders generally will have to include in income increasingly greater amounts of original issue discount in successive accrual periods.

   A U.S. holder who purchases a note issued with original issue discount for an amount that is greater than its adjusted issue price as of the purchase date and less than or equal to the sum of all amounts payable on the note after the purchase date other than payments of qualified stated interest will be considered to have purchased the note at an "acquisition premium". Under the acquisition premium rules, the amount of original issue discount which such U.S. holder must include in its gross income with respect to such note for any taxable year (or portion thereof in which the holder holds the note) will be reduced (but not below zero) by the portion of the acquisition premium properly allocable to the period.

   Under the OID Regulations, floating rate notes are subject to special rules whereby a floating rate note will qualify as a variable rate debt instrument if
(a) its issue price does not exceed the total non-contingent principal payments due under the floating rate note by more than a specified de minimis amount, and (b) it provides for stated interest, paid or compounded at least annually, at current values of (i) one or more qualified floating rates, (ii) a single fixed rate and one or more qualified floating rates, (iii) a single objective rate, or (iv) a single fixed rate and a single objective rate that is a qualified inverse floating rate.

   A "qualified floating rate" is any variable rate where variations in the value of such rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which the floating rate note is denominated. Although a multiple of a qualified floating rate will generally not itself constitute a qualified floating rate, a variable rate equal to the product of a qualified floating rate and a fixed multiple that is greater than 0.65 but not more than 1.35 will constitute a qualified floating rate. A variable rate equal to the product of a qualified floating rate and a fixed multiple that is greater than 0.65 but not more than 1.35, increased or decreased by a fixed rate, will also constitute a qualified floating rate. In addition, two or more qualified floating rates that can reasonably be expected to have approximately the same values throughout the term of the floating rate note (e.g., two or more qualified floating rates with values within 25 basis points of each other as determined on the floating rate note's issue date) will be treated as a single qualified floating rate. Notwithstanding the foregoing, a variable rate that would otherwise constitute a qualified floating rate but which is subject to one or more restrictions such as a maximum stated interest rate (i.e., a cap), a minimum stated interest rate (i.e., a floor) or an interest rate governor may, under certain circumstances, fail to be treated as a qualified floating rate unless such cap, floor or governor is fixed throughout the term of the note or certain other conditions are met. An "objective rate" is a rate (other than a qualified floating rate) that is determined using a single fixed formula and that is based upon objective financial or economic information (other than information that is within the control of, or unique to the circumstances of, the issuer or a related party). The OID Regulations also provide that other variable interest rates may be treated as objective rates if so designated by the IRS in the future. Despite the foregoing, a variable rate of interest on a floating rate note will not constitute an objective rate if it is reasonably expected that the average value of such rate during the first half of the floating rate note's term will be either significantly less than or significantly greater than the average value of the rate during the final half of the floating rate note's term. A "qualified inverse floating rate" is any objective rate where such rate is equal to a fixed rate minus a qualified floating rate, as long as variations in the rate can reasonably be expected to inversely reflect contemporaneous variations in the qualified floating rate. The OID Regulations also provide that if a floating rate note provides for stated interest at a fixed rate for an initial period of less than one year followed by a variable rate that is either a qualified floating rate or an objective rate and if the variable rate on the floating rate note's issue date is intended to approximate the fixed rate (e.g., the value of the variable rate on the issue date does not differ from the value of the fixed rate by more than 25 basis points), then the fixed rate and the variable rate together will constitute either a single qualified floating rate or objective rate, as the case may be.

   If a floating rate note that provides for stated interest at either a single qualified floating rate or a single objective rate throughout the term thereof qualifies as a "variable rate debt instrument", then any stated interest on such note which is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually will constitute qualified stated interest and will be taxed accordingly. Thus, a floating rate note that provides for stated interest at either a single qualified floating rate or a single objective rate throughout the term thereof and that qualifies as a "variable rate debt instrument" under the OID Regulations will generally not be treated as having been issued with original issue discount unless the floating rate note is issued at a "true" discount (i.e., at a price below the note's stated principal amount) in excess of a specified de minimis amount. Original issue discount on such a floating rate note arising from "true" discount is allocated to an accrual period using the constant yield method described above by assuming that the variable rate is a fixed rate equal to (i) in the case of a qualified floating rate or qualified inverse floating rate, the value as of the issue date of the qualified floating rate or qualified inverse floating rate, or (ii) in the case of an objective rate (other than a qualified inverse floating rate), a fixed rate that reflects the yield that is reasonably expected for the floating rate note. The qualified stated interest allocable to an accrual period is increased (or decreased) if the interest actually paid during an accrual period exceeds (or is less than) the interest assumed to be paid during the accrual period pursuant to the foregoing rules.

   In general, any other floating rate note that qualifies as a "variable rate debt instrument" will be converted into an "equivalent" fixed rate debt instrument for purposes of determining the amount and accrual of original issue discount and qualified stated interest on the floating rate note. The OID Regulations generally require that such a floating rate note be converted into an "equivalent" fixed rate debt instrument by substituting any qualified floating rate or qualified inverse floating rate provided for under the terms of the floating rate note with a fixed rate equal to the value of the qualified floating rate or qualified inverse floating rate, as the case may be, as of the floating rate note's issue date. Any objective rate (other than a qualified inverse floating rate) provided for under the terms of the floating rate note is converted into a fixed rate that reflects the yield that is reasonably expected for the floating rate note. In the case of a floating rate note that qualifies as a "variable rate debt instrument" and provides for stated interest at a fixed rate in addition to either one or more qualified floating rates or a qualified inverse floating rate, the fixed rate is initially converted into a qualified floating rate (or a qualified inverse floating rate, if the floating rate note provides for a qualified inverse floating rate). Under such circumstances, the qualified floating rate or qualified inverse floating rate that replaces the fixed rate must be such that the fair market value of the floating rate note as of the floating rate note's issue date is approximately the same as the fair market value of an otherwise identical debt instrument that provides for either the qualified floating rate or qualified inverse floating rate rather than the fixed rate. Subsequent to converting the fixed rate into either a qualified floating rate or a qualified inverse floating rate, the floating rate note is then converted into an "equivalent" fixed rate debt instrument in the manner described above.

   Once the floating rate note is converted into an "equivalent" fixed rate debt instrument pursuant to the foregoing rules, the amount of original issue discount and qualified stated interest, if any, are determined for the "equivalent" fixed rate debt instrument by applying the general original issue discount rules to the "equivalent" fixed rate debt instrument and a U.S. holder of the floating rate note will account for such original issue discount and qualified stated interest as if the holder held the "equivalent" fixed rate debt instrument. Each accrual period, appropriate adjustments will be made to the amount of qualified stated interest or original issue discount assumed to have been accrued or paid with respect to the "equivalent" fixed rate debt instrument in the event that such amounts differ from the actual amount of interest accrued or paid on the floating rate note during the accrual period.

   If a floating rate note does not qualify as a "variable rate debt instrument" under the OID Regulations, then the floating rate note would be treated as a contingent payment debt instrument ("CPDI"). In general, the CPDI regulations would cause the timing and character of income, gain or loss reported on a contingent payment debt instrument to substantially differ from the timing and character of income, gain or loss reported on such instrument under general principles of United States federal income tax law. Specifically, the CPDI regulations generally require a U.S. holder of such an instrument to include future contingent and noncontingent interest payments in income as such interest accrues based upon a projected payment schedule. Adjustments are made to the extent actual payments differ from the projected payment schedule. Moreover, in general, under the CPDI regulations, any gain recognized by a U.S. holder on the sale, exchange, or retirement of a contingent payment debt instrument will be treated as ordinary income rather than as capital gain and all or a portion of any loss realized could be treated as ordinary loss as opposed to capital loss (subject to certain limitations). If you are a U.S. holder and plan to purchase indexed notes or floating rate notes providing for contingent payments you should review the discussion regarding taxation in the applicable pricing supplement and you should consult your tax adviser about the federal income tax consequences of owning and disposing of such notes.

   Certain of the notes (i) may be redeemable at our option prior to their stated maturity (a "call"), and/or (ii) may be repayable at the option of the holder prior to their stated maturity (a "put"). Notes containing such features may be subject to rules that differ from the general rules discussed above. If you intend to purchase notes with these features you should consult your tax advisor, since the original issue discount consequences will depend, in part, on the particular terms and features of the notes you buy.

   If you are a U.S. holder, you can generally elect to include in income all interest (including stated interest, acquisition discount, original issue discount, de minimis original issue discount, market discount, de minimis market discount, and unstated interest, as adjusted by any amortizable bond premium or acquisition premium) that accrues on a note by using the constant yield method applicable to original issue discount subject to certain limitations and exceptions. If you make such an election, you may be deemed to have made the elections described below in "Premium and Market Discount."

Short-Term Notes

   Short-term notes will be treated as having been issued with original issue discount. All payments of interest on a short-term note will be included in the stated redemption price at maturity of the note. In general, a U.S. holder of a short-term note that uses the cash method of tax accounting is not required to accrue original issue discount unless the holder elects to do so. If such election is not made, any gain recognized by the holder on the sale, exchange or maturity of the short-term note will be ordinary income to the extent of the original issue discount accrued on a straight-line basis, or upon election, under the constant yield method (based on daily compounding), reduced by any interest received, through the date of sale or maturity, and a portion of the deductions otherwise allowable to the holder for any interest on borrowings allocable to the short-term note will be deferred until a corresponding amount of income is realized. U.S. holders who report income for federal income tax purposes under the accrual method, and certain other holders including banks and dealers in securities, are required to accrue original issue discount on a short-term note on a straight-line basis unless an election is made to accrue the original issue discount under a constant yield method (based on daily compounding).

Premium and Market Discount

   If a U.S. holder purchases a note for an amount that is greater than the "remaining redemption amount" (the total of all future payments to be made on the note other than payments of qualified stated interest) the holder will be considered to have purchased the note with "amortizable bond premium" equal in amount to such excess, and may elect to amortize such premium over the remaining term of the note, based on the holder's yield to maturity with respect to the note as determined under the bond premium rules. A U.S. holder may generally use the amortizable bond premium allocable to an accrual period to offset qualified stated interest required to be included in the holder's income with respect to the note in that accrual period. Moreover, where the amortizable bond premium allocable to an accrual period exceeds the amount of qualified stated interest allocable to such accrual period, such excess would be allowed as a deduction for such accrual period, but only to the extent of the U.S. holder's prior interest inclusions on the note. Any excess is generally carried forward and is treated as bond premium allocable to the next accrual period. A holder who elects to amortize bond premium must reduce his tax basis in the note as described above under "Sale, Exchange and Retirement of Notes". An election to amortize bond premium applies to all taxable debt obligations held by the U.S. holder at the beginning of the first taxable year to which the election applies or thereafter acquired and may be revoked only with consent of the IRS. If a U.S. holder makes an election to include in income all interest that accrues on a note by using the constant yield method in respect of a note with amortizable bond premium, the holder will be deemed to make the election described above to amortize bond premium for all of the holder's debt instruments with amortizable bond premium, which may be revoked only with the permission of the IRS.

   If a U.S. holder purchases a note, other than a short-term note, for an amount that is less than its stated redemption price at maturity or, in the case of a note issued with original issue discount, its adjusted issue price as of the purchase date, the amount of the difference will be treated as "market discount," unless such difference is less than a specified de minimis amount (generally 1/4 of 1% of the note's stated redemption price at maturity multiplied by the number of complete years to maturity from the date the holder purchased such note).

   Under the market discount rules, a U.S. holder will be required to treat any partial principal payment (or, in the case of a note issued with original issue discount, any payment that does not constitute qualified stated interest) on, or any gain realized on the sale, exchange, retirement or other disposition of, a note as ordinary income to the extent of the market discount which has not previously been included in income and is treated as having accrued on such note at the time of such payment or disposition. Market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the note, unless the holder elects to accrue market discount on the basis of a constant yield method. In addition, if such note is disposed of in certain non-taxable transactions accrued market discount will be includible as ordinary income to the U.S. holder as if such holder had sold the note at its then fair market value.

   A U.S. holder will be required to defer the deduction for all or a portion of the interest paid or accrued on any indebtedness incurred or continued to purchase or carry a note with market discount until the maturity of the note or its earlier disposition. A U.S. holder may elect to include market discount in income currently as it accrues (on either a ratable or constant interest rate basis), in which case the rules described above regarding the treatment as ordinary income of gain upon the disposition of the note and upon the receipt of certain cash payments and regarding the deferral of interest deductions will not apply. Such election will generally apply to all taxable debt obligations acquired in the taxable year for which such election is made or thereafter by the holder and may not be revoked without the consent of the IRS. If a U.S. holder makes an election to include in income all interest that accrues on a note by using the constant yield method in respect of a note with market discount, the holder will be deemed to have made the election described in the preceding two sentences. Generally, such currently included market discount is treated as interest for federal income tax purposes.

Foreign Currency Notes

   The following summary relates to "foreign currency notes" (notes denominated in or providing for payments determined by reference to a specified currency other than the U.S. dollar).

   A U.S. holder who uses the cash method of accounting for United States federal income tax purposes and who receives a payment of interest with respect to a foreign currency note (including any qualified stated interest on an original issue discount note) will be required to include in income the U.S. dollar value of the foreign currency payment (determined on the date such payment is received) regardless of whether the payment in fact is converted to U.S. dollars at that time. To the extent foreign currency is received, the U.S. dollar value will be the U.S. holder's tax basis in the foreign currency.

   A U.S. holder who uses the accrual method of accounting for federal income tax purposes, or who otherwise is required to accrue interest (including original issue discount) prior to receipt, will be required to include in income the U.S. dollar value of the amount of interest income (including original issue discount or market discount and reduced by amortizable bond premium or acquisition premium to the extent applicable) that is required to be accrued with respect to a foreign currency note during an accrual period. The U.S. dollar value of such accrued income will be determined by translating such income at the average rate of exchange for the accrual period or, with respect to an accrual period that spans two taxable years, at the average rate for the partial period within the taxable year. A U.S. holder may also elect to translate accrued interest income using the rate on exchange of the last day of the accrual period or, with respect to an accrual period that spans two taxable years, using the rate of exchange on the last day of the taxable year. If the last day of an accrual period is within five Business Days of the date of receipt of the accrued interest, a U.S. holder may translate such interest using the rate of exchange on the date of receipt. The above election will apply to all other debt obligations held by the holder and may not be changed without the consent of the IRS. U.S. holders should consult their own tax advisors before making the above election. A U.S. holder will recognize exchange gain or loss (which will be treated as ordinary income or loss) with respect to accrued interest income on the date the holder receives such income. The amount of ordinary income or loss recognized will equal the difference, if any, between the U.S. dollar value of the foreign currency payment received (determined on the date such payment is received) in respect of such accrual period and the U.S. dollar value of interest income that has accrued during such accrual period (as determined above).

   With respect to a foreign currency note issued with amortizable bond premium, such premium is determined in the relevant foreign currency and reduces interest income in units of the foreign currency. A U.S. holder should recognize exchange gain or loss equal to the difference between the U.S. dollar value of the bond premium amortized with respect to a period, determined on the date the interest attributable to such period is received, and the U.S. dollar value of the bond premium determined on the date of the acquisition of the foreign currency note.

   A U.S. holder who purchases a foreign currency note with previously owned foreign currency will recognize ordinary income or loss in an amount equal to the difference, if any, between such holder's tax basis in the foreign currency and the U.S. dollar fair market value of the foreign currency used to purchase the foreign currency note, determined on the date of purchase.

   Upon the sale, exchange or retirement of a foreign currency note, a U.S. holder generally will recognize income, gain or loss as described above. If a U.S. holder receives foreign currency on such a sale, exchange or retirement, the amount realized will be based on the U.S. dollar value of the foreign currency on (i) the date of the receipt of the foreign currency in the case of a cash basis U.S. holder, and (ii) the date of disposition in the case of an accrual basis U.S. holder. In the case of a note that is denominated in a foreign currency and is traded on an established securities market, a cash basis U.S. holder (or, upon election, an accrual basis U.S. holder) will determine the U.S. dollar value of the amount realized by translating the foreign currency payment at the spot rate of exchange on the settlement date of the sale. An accrual basis taxpayer making such an election must apply it consistently and cannot change such election without consent of the IRS. A U.S. holder's adjusted tax basis in a foreign currency note will equal the cost of the foreign currency note to such holder, increased by the amounts of any market discount or original issue discount previously included in income by the holder with respect to such foreign currency note and reduced by any amortized acquisition or other premium and any principal payments received by the holder. A U.S. holder's tax basis in a foreign currency note will be the U.S. dollar value of the foreign currency amount paid for such foreign currency note, or of the foreign currency amount of the adjustment, determined on the date of such purchase. Subsequent adjustments to such holder's tax basis related to original issue or market discount generally is made at the currency exchange rate for the accrual period to which such discount relates (unless the U.S. holder has made an election to use a different method).

   Gain or loss realized upon the sale, exchange or retirement of a foreign currency note that is attributable to fluctuations in currency exchange rates will be ordinary income or loss which will not be treated as interest income or expense. Gain or loss attributable to fluctuations in exchange rates will equal the difference between (i) the U.S. dollar value of the foreign currency principal amount of the foreign currency note, and any payment with respect to accrued interest, determined on the date such payment is received or the foreign currency note is disposed of, and (ii) the U.S. dollar value of the foreign currency principal amount of the foreign currency note, determined on the date the U.S. holder acquired the note, and the U.S. dollar value of the accrued interest received, determined by translating such interest at the average exchange rate (or at a spot rate when applicable as described above) for the accrual period. Such foreign currency gain or loss will be recognized only to the extent of the total gain or loss realized by the U.S. holder on the sale, exchange or retirement of the foreign currency note. The source of such foreign currency gain or loss will be determined by reference to the residence of the U.S. holder or the "qualified business unit" of the U.S. holder on whose books the note is properly reflected. Any gain or loss realized by the U.S. holder in excess of such foreign currency gain or loss will generally be capital gain or loss (except, in the case of a short-term note, to the extent of any original issue discount not previously included in the holder's income).

   A U.S. holder will have a tax basis in any foreign currency received as interest or on the sale, exchange or retirement of a foreign currency note equal to the U.S. dollar value of such foreign currency, determined at the time such interest is received or at the time of the sale, exchange or retirement. Any gain or loss realized by a U.S. holder on a sale or other disposition of foreign currency (including its exchange for U.S. dollars or its use to purchase foreign currency notes) will be ordinary income or loss.

Certain Other Notes

   The United States federal income tax consequences to a holder of the ownership and disposition of indexed notes, dual currency notes, amortizing notes, renewable notes, and extendible notes may vary depending upon the exact terms of the notes and such consequences are not described herein. If you plan to purchase these types of notes you should refer to the tax information included in the pricing supplement for additional information.

Backup Withholding

   Certain noncorporate U.S. holders may be subject to backup withholding on payments of principal, premium and interest (including original issue discount, if any) on, and the proceeds of disposition of, a note. Backup withholding will apply only if the holder (i) fails to furnish its taxpayer identification number, which, for an individual, is his Social Security number, (ii) furnishes an incorrect tax identification number, (iii) is notified by the IRS that it has failed to properly report payments of interest or dividends, or (iv) under certain circumstances, fails to certify, under penalties of perjury, that the holder has furnished a correct tax identification number and that the holder has not been notified by the IRS that it is subject to backup withholding for failure to report interest or dividend payments. You should consult your tax adviser regarding your ability to qualify for an exemption from backup withholding and the procedure for obtaining such an exemption.

   In addition, upon the sale of a note to (or through) a broker, the broker must collect backup withholding tax with respect to the entire purchase price, unless either (i) the broker determines that the seller is a corporation or other exempt recipient, or (ii) the seller provides, in the required manner, certain identifying information. Such a sale must also be reported by the broker to the IRS, unless the broker determines that the seller is an exempt recipient.

   Any amounts withheld under the backup withholding rules from a payment to a beneficial owner would be allowed as a refund or a credit against such beneficial owner's United States federal income tax provided the required information is furnished to the IRS.

Non-U.S. Holders

   Under present United States federal tax law, and subject to the discussion below concerning backup withholding:

     (a) payments of principal, interest (including original issue discount, if any) and premium on notes by us or our paying agent to any holder that is not a U.S. holder (a "non-U.S. holder") will be exempt from the 30% United States federal withholding tax (or such lower rate as determined under applicable treaty), provided that (i) such holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote, is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership, and is not a bank receiving interest described in Section 881(c)(3)(A) of the Code and (ii) the statement requirement set forth in Section 871(h) or
  Section 881(c) of the Code has been fulfilled with respect to the beneficial owner, as discussed below;

     (b) a non-U.S. holder of a note will not be subject to United States federal income tax on gain realized on the sale, exchange or other disposition of such note, unless (i) such holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition, and either the gain is attributable to an office or other fixed place of business maintained by such individual in the United States, or, generally, such individual has a "tax home" in the United States, or
  (ii) such gain is effectively connected with the holder's conduct of a trade or business in the United States; and

     (c) a note held by an individual who is not, for United States estate tax purposes, a resident or citizen of the United States at the time of his death generally will not be subject to United States federal estate tax as a result of such individual's death, provided that the individual does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote and, at the time of such individual's death, payments with respect to such note would not have been effectively connected to the conduct by such individual of a trade or business in the United States.

   The rules described in subparagraphs (a) and (c) above will not apply to contingent interest if the amount of such interest is described in Section 871(h)(4) of the Code (generally, interest determined with reference to the profitability or similar indicia of our financial performance or the financial performance of a related person).

   The statement requirement referred to in subparagraph (a) will be fulfilled if the beneficial owner of a note certifies on IRS Form W-8BEN (or successor form), under penalties of perjury, that it is not a United States person and provides its name and address and (i) such beneficial owner files such Form W-8BEN (or successor form) with the withholding agent, or (ii) in the case of a note held by a securities clearing organization, bank or other financial institution holding customers' securities in the ordinary course of its trade or business holding the note on behalf of the beneficial owner, such financial institution files with the withholding agent a statement that it has received the Form W-8BEN (or successor form) from the holder and furnishes the withholding agent with a copy thereof. With respect to notes held by a foreign partnership, the foreign partnership will be required, in addition to providing Form W-8IMY (or successor form), to attach an appropriate certification by each partner. Prospective investors, including foreign partnerships and their partners, should consult their tax advisers regarding possible additional reporting requirements.

   If a non-U.S. holder of a note is engaged in a trade or business in the United States, and if interest (including original issue discount) on the note (or gain realized on its sale, exchange or other disposition) is effectively connected with the conduct of such trade or business, the non-U.S. holder, although exempt from the withholding tax discussed in the preceding paragraphs, will generally be subject to regular United States income tax on such effectively connected income in the same manner as if it were a U.S. holder (see "U.S. Holders" above). In lieu of the certificate described in the preceding paragraph, such a holder will be required to provide to the withholding agent a properly executed IRS Form W-8ECI (or successor form) to claim an exemption from withholding tax. In addition, if such non-U.S. holder is a foreign corporation, it may be subject to a 30% branch profits tax (unless reduced or eliminated by an applicable treaty) on its earnings and profits for the taxable year attributable to such effectively connected income, subject to certain adjustments.

   Backup withholding will not apply to payments made on a note if the statement required by Sections 871(h) and 881(c) are received, provided that we or our paying agent, as the case may be, does not have actual knowledge that the payee is a United States person.

   Payments on the sale, exchange or other disposition of a note made to or through a foreign office of a broker generally will not be subject to backup withholding. However, if such broker is (i) a United States person, (ii) a controlled foreign corporation for United States federal income tax purposes,
(iii) a foreign person 50 percent or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period, or (iv) a foreign partnership with certain connections to the United States, then information reporting will be required unless the broker has in its records documentary evidence that the beneficial owner is not a United States person and certain other conditions are met or the beneficial owner otherwise establishes an exemption. Backup withholding may apply to any payment that such broker is required to report if the broker has actual knowledge that the payee is a United States person. Payments to or through the United States office of a broker will be subject to backup withholding and information reporting unless the holder certifies, under penalties of perjury, that it is not a United States person or otherwise establishes exemption.

   If you are not a U.S. holder you should consult your tax adviser regarding the application of information reporting and backup withholding to your particular situation, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if available. Any amounts withheld from a payment to a non-U.S. holder under the backup withholding rules will be allowed as a credit against such holder's United States federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished to the IRS.

                              PLAN OF DISTRIBUTION

General

   We are offering the notes on a continuous basis through agents that have agreed to use their reasonable best efforts to solicit orders. We have the right to accept orders or reject proposed purchases in whole or in part. The agents also have the right, using their reasonable discretion, to reject any proposed purchase of the notes in whole or in part. We expect to pay an agent a commission ranging from 0.05% to 0.60% of the principal amount of notes they sell. The exact commission paid will be determined by the stated maturity of the notes sold. The following table describes the potential proceeds we will receive but does not include expenses payable by us which we estimate to be $4,564,500, including SEC filing fees:

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                 Price to              Agents'                   Proceeds to
                  Public             Commissions                      Us
-------------------------------------------------------------------------------
Per Note...        100%             0.05% - 0.60%              99.40% - 99.95%
-------------------------------------------------------------------------------
                                    $13,237,800 -             $26,316,747,046 -
Total......   $26,475,600,650        $158,853,604               $26,462,362,850
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

   We may arrange for notes to be sold through any agent or may sell notes directly to investors. If we sell notes directly to investors, no commission or discount will be paid. We also may sell notes to any agent as principal for the agent's account at a price agreed upon at the time of sale. These notes may be resold by the agent to investors at a fixed public offering price or at prevailing market prices or at a related price, as determined by the agent. Unless otherwise specified in the pricing supplement, any note sold to an agent as principal will be purchased at a price equal to 100% of the principal amount minus a discount equal to the commission that would be paid on an agency sale of a note of identical Maturity.

   Agents may sell notes purchased from us as principal to other dealers for resale to investors and other purchasers and may provide any portion of the discount received in connection with their purchase from us to such dealers. After the initial public offering of the notes, the public offering price, the concession and the discount may be changed.

   The notes will not have an established trading market when issued. Also, the notes will not be listed on any securities exchange. The agents may make a market in the notes, but are not obligated to do so and may discontinue any market-making at any time without notice. We cannot assure you that a secondary market for any notes will develop or that any notes will be sold.

   In connection with the offering of notes, the agents may engage in certain transactions that stabilize the price of notes. Such transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of notes. If the agents create a short position in notes, i.e., if they sell notes in an aggregate principal amount exceeding that set forth in the applicable pricing supplement, the agents may reduce that short position by purchasing notes in the open market. In general, purchases of notes for the purpose of stabilization or to reduce a short position could cause the price of notes to be higher than it might be in the absence of such purchases.

   Neither we nor any of the agents makes any representation or prediction as to the direction or magnitude of any effect that the transactions described in the immediately preceding paragraph may have on the price of notes. In addition, neither we nor any of the agents makes any representation that the agents will engage in any such transactions or that such transactions, once commenced, will not be discontinued without notice.

   The agents may be deemed to be "underwriters" within the meaning of the Securities Act. We have agreed to indemnify the agents against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that they may be required to make in connection with such indemnification.

   We are offering the notes through the following agents: Deutsche Banc Alex. Brown Inc., GECC Capital Markets Group, Inc., Goldman Sachs & Co., Lehman Brothers Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities Inc., Salomon Smith Barney Inc. and UBS Warburg LLC. We may also sell notes from time to time through one or more additional agents on substantially the same terms as those applicable to the agents named above.

   The agents and dealers and their affiliates may engage in transactions with, or perform services for, us or our affiliates in the ordinary course of their businesses. GECC owns all of the common stock of GECC Capital Markets Group, Inc., one of the agents. Each offering of the notes in which GECC Capital Markets Group, Inc. participates will be conducted in compliance with the requirements of Rule 2720 of the NASD regarding an NASD member firm distributing the securities of an affiliate. The maximum commission or discount to be received by any NASD member or independent agent will not be greater than 8% of the principal amount of notes they sell.

                                 LEGAL OPINIONS

   Nancy E. Barton, our General Counsel or David P. Russell, our Counsel, Treasury Operations, will issue an opinion about the legality of the notes for us. Davis Polk & Wardwell, New York, New York will issue an opinion for the agents. Ms. Barton, Mr. Russell and Mr. Kalashian (who is referred to under "United States Tax Considerations"), together with members of their families, each owns, has options to purchase and has other interests in shares of common stock of General Electric Company.

                                    GLOSSARY

   The following is a glossary of terms used in this prospectus supplement.

   "Bond Equivalent Yield" means the rate for which is quoted on a bank discount basis, a yield (expressed as a percentage) calculated in accordance with the following formula:

                                        DxN
              Bond Equivalent Yield = --------- X 100
                                      360-DxM

where "D" refers to the per annum rate for the security, quoted on a bank discount basis and expressed as a decimal; "N" refers to 365 or 366, as the case may be and "M" refers to the actual number of days in the period for which interest is being calculated.

   "Business Day" means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in The City of New York; provided, however, that, with respect to notes denominated in a foreign currency, such day is also not a day on which commercial banks are authorized or required by law, regulation or executive order to close in the Principal Financial Center of the country issuing the specified currency (or, if the specified currency is euro, such day is also a day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) System is open); provided, further, that, with respect to LIBOR notes (other than those denominated in euro), such day is also a London Business Day.

   "Calculation Date" means the date by which the calculation agent calculates an interest rate for a floating rate note, which will be in respect of any Interest Determination Date, the earlier of (i) the tenth day after the Interest Determination Date or, if such day is not a Business Day, the next Business Day, or (ii) the Business Day immediately before the applicable interest payment date or Maturity, as the case may be (except in the case of a LIBOR note where the Calculation Date is the Interest Determination Date).

   "CMB" means The Chase Manhattan Bank which is our indenture trustee and paying agent and registrar for the notes.

   "Designated CMT Telerate Page" means the display on Telerate (or any successor service) on the page designated in the applicable pricing supplement (or any other page as may replace such page on such service. If no such page is specified in the applicable pricing supplement, the Designated CMT Telerate Page shall be 7052, for the most recent week.

   "Designated LIBOR Currency" means the currency (including composite currencies and euro) specified in the pricing supplement as to which LIBOR shall be calculated. If no such currency is specified in the pricing supplement, the Designated LIBOR Currency will be U.S. dollars.

   "Designated LIBOR Page" means either (a) if "LIBOR Reuters" is specified in the applicable pricing supplement, the display on the Reuters Monitor Money Rates Service for the purpose of displaying the London interbank rates of major banks for the applicable Designated LIBOR Currency, or (b) if "LIBOR Telerate" is specified in the applicable pricing supplement or neither "LIBOR Reuters" nor "LIBOR Telerate" is specified as the method for calculating LIBOR, the display on Telerate (or any successor service) for the purpose of displaying the London interbank rates of major banks for the applicable Designated LIBOR Currency.

   "DTC" means The Depository Trust Company.

   "euro" means the lawful currency of the member states of the European Union that adopt the single currency in accordance with the Treaty establishing the European Communities, as amended.

   "FHLB Index" means the monthly weighted average cost of funds paid by member institutions of the Eleventh Federal Home Loan Bank District most recently announced by the Federal Home Loan Bank.

   "H.15(519)" means the publication entitled "Statistical Release H.15(519), Selected Interest Rates", or any successor publication published by the Board of Governors of the Federal Reserve System.

   "H.15 Daily Update" means the daily update of H.15(519), available through the world-wide-web site of the Board of Governors of the Federal Reserve System at http://www.bog.frb.fed.us/releases/h15/update, or any successor site or publication.

   "Indenture" means the Third Amended and Restated Indenture dated as of February 27, 1997 between us and The Chase Manhattan Bank, as successor trustee, as supplemented by the First Supplemental Indenture dated as of May 3, 1999 and the Second Supplemental Indenture dated as of July 2, 2001.

   "Index Maturity" for any note is the period of maturity of the instrument, obligation or index from which the interest rate is calculated.

   "Interest Determination Date" with respect to the CD Rate and the CMT Rate will be the second Business Day immediately preceding the applicable Interest Reset Date; the "Interest Determination Date" with respect to the Commercial Paper Rate, the Federal Funds Rate and the Prime Rate will be the Business Day immediately preceding the applicable Interest Reset Date; the "Interest Determination Date" with respect to the Eleventh District Cost of Funds Rate will be the last working day of the month immediately preceding the applicable Interest Reset Date on which the Federal Home Loan Bank of San Francisco publishes the FHLB Index; and the "Interest Determination Date" with respect to LIBOR will be the second London Business Day immediately preceding the applicable Interest Reset Date, unless the Index Currency is (i) pounds sterling, in which case the "Interest Determination Date" will be the applicable Interest Reset Date or (ii) euro, in which case the Interest Determination Date will be the second TARGET Settlement Date preceding such Interest Reset Date. With respect to the Treasury Rate, the "Interest Determination Date" will be the day in the week in which the applicable Interest Reset Date falls on which day Treasury bills are normally auctioned (Treasury bills are normally sold at an auction held on Monday of each week, unless such Monday is a legal holiday, in which case the auction is normally held on the immediately succeeding Tuesday although such auction may be held on the preceding Friday); provided, however, that if an auction is held on Friday of the week preceding the applicable Interest Reset Date, the "Interest Determination Date" will be such preceding Friday. The "Interest Determination Date" pertaining to a floating rate note the interest rate of which is determined by reference to two or more Interest rate bases will be the most recent Business Day which is at least two Business Days prior to the applicable Interest Reset Date for such floating rate note on which each Interest rate basis is determinable. Each Interest rate basis will be determined as of such date, and the applicable interest rate will take effect on the applicable Interest Reset Date.

   "London Business Day" means a day on which commercial banks are open for business (including dealings in the Designated LIBOR Currency) in London.

   "Maturity" means the date on which the principal of a note or an installment of principal becomes due and payable as provided in the note or in the Indenture, whether at stated maturity or by declaration of acceleration, call for redemption or otherwise.

   "Money Market Yield" shall be a yield calculated in accordance with the following formula:

where "D" refers to the applicable per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal, and "M" refers to the actual number of days in the period for which accrued interest is being calculated.

                                      D x 360 x 100
                 Money Market Yield = -----------
                                      360 - (D x M)

   "Noon Buying Rate" means the noon U.S. dollar buying rate in The City of New York for cable transfers of the specified foreign currency as certified by the Federal Reserve Bank of New York as determined by CMB.

   "OID Regulations" means regulations issued by the IRS concerning the treatment of debt instruments issued with original issue discount.

   "Original Issue Discount Note" means any note that provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the Maturity thereof pursuant to the Indenture.

   "Principal Financial Center" means (i) the capital city of the country issuing the currency in which the notes are denominated or (ii) the capital city of the country to which the Designated LIBOR Currency relates, as applicable, except, in the case of (i) or (ii) above, that with respect to the following currencies, the "Principal Financial Center" will be as indicated below:

                    Currency                        Principal Financial Center
                    --------                        --------------------------
      United States dollars................ The City of New York
      Australian dollars................... Sydney
      Canadian dollars..................... Toronto
      South African rand................... Johannesburg
      Swiss francs......................... Zurich

   "Reuters Screen PRIME 1 Page" means the display on the Reuter Monitor Money Rates Service (or any successor service) on the "US PRIME 1" page (or such other page as may replace the US PRIME 1 page on such service) for the purpose of displaying prime rates or base lending rates of major United States banks.

   "Spread" means the number of basis points (one basis point equals one-hundredth of a percentage point) to be added to or subtracted from the interest rate of a floating rate note.

   "Spread Multiplier" means the percentage of the interest rate that may be specified in the applicable pricing supplement by which the interest rate or a floating rate note will be multiplied.

   "TARGET Settlement Date" means any day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) System is open.

   "Telerate" means Bridge Telerate, Inc. (or any successor service).

   "Telerate Page 120" means page 120 of Telerate, or any other page as may replace such page on such service.

PROSPECTUS

                     General Electric Capital Corporation

                                Debt Securities
                     Warrants to Purchase Debt Securities
                                Preferred Stock
    Guarantees, Letters of Credit and Promissory Notes or Loan Obligations,
                          Including Interests Therein


  General Electric Capital Corporation may offer from time to time:

  .  senior, unsecured debt securities,

  .  warrants to purchase any of the debt securities,

  . variable cumulative preferred stock, par value $100 per share, which may be issued in the form of depositary shares evidenced by depositary receipts,

  . preferred stock, par value $.01 per share, which may be issued in the form of depositary shares evidenced by depositary receipts and

  . senior, unsecured guarantees, direct-pay letters of credit and indebtedness evidenced by promissory notes or loan obligations, including in each case interests therein.

  We will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest.

                               ----------------

  These securities have not been approved by the SEC or any State securities commission, nor have these organizations determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

                               ----------------

August 31, 2001

  You should rely only on the information incorporated by reference or provided in this prospectus and the prospectus supplement. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or the prospectus supplement is accurate as of any date other than the date on the front of the document.

  References in this prospectus to "GECC", "we", "us" and "our" are to General Electric Capital Corporation.

                               ----------------

                            WHERE YOU CAN GET MORE
                              INFORMATION ON GECC

  GECC files annual, quarterly and current reports with the SEC. You may obtain any document we file with the SEC at the SEC's Public Reference Rooms in Washington, D.C., Chicago, Illinois and New York, New York. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also accessible through the Internet at the SEC's Web site at http://www.sec.gov.

  The SEC allows us to "incorporate by reference" into this prospectus the information in documents we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and later information that we file with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until our offering is completed:

  (i) GECC's Annual Report on Form 10-K for the year ended December 31, 2000;

  (ii) GECC's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001 and June 30, 2001; and

  (iii) GECC's Current Report on Form 8-K dated as of July 2, 2001.


  You may request a copy of these filings at no cost. Requests should be directed to David P. Russell, Counsel--Treasury Operations and Assistant Secretary, General Electric Capital Corporation, 260 Long Ridge Road, Stamford, Connecticut 06927, Telephone No. (203) 357-4000.

                                  THE COMPANY

  General Electric Capital Corporation was incorporated in 1943 in the State of New York, under the provisions of the New York Banking Law relating to investment companies, as successor to General Electric Contracts Corporation, which was formed in 1932. Until November 1987, our name was General Electric Credit Corporation. On July 2, 2001, General Electric Capital Corporation was reincorporated and changed its domicile from the State of New York to the State of Delaware. All of our outstanding common stock is owned by General Electric Capital Services, Inc. ("GE Capital Services") formerly General Electric Financial Services, Inc., the common stock of which is in turn wholly owned directly or indirectly by General Electric Company ("GE Company"). Our business originally related principally to financing the distribution and sale of consumer and other products of GE Company. Currently, however, the types and brands of products we finance and the services we offer are significantly more diversified. Very few of the products we finance are manufactured by GE Company.

  We operate in five operating segments: consumer services, equipment management, mid-market financing, specialized financing and specialty insurance. Our operations are subject to a variety of regulations in their respective jurisdictions.

  We offer our services primarily throughout the United States, Canada, Europe and the Pacific Basin. GECC's principal executive offices are located at 260 Long Ridge Road, Stamford, Connecticut 06927 (telephone number (203) 357-
4000). At December 31, 2000, GECC employed approximately 90,200 persons.

Consolidated Ratio of Earnings to Fixed Charges

                   Year Ended December 31,
           -------------------------------------------------------        Six Months Ended
           1996       1997         1998         1999         2000          June 30, 2001
           ----       ----         ----         ----         ----         ----------------
           1.53       1.48         1.50         1.60         1.52               1.60

Consolidated Ratio of Earnings to Combined Fixed Charges and Preferred Stock
Dividends

                   Year Ended December 31,
           -------------------------------------------------------        Six Months Ended
           1996       1997         1998         1999         2000          June 30, 2001
           ----       ----         ----         ----         ----         ----------------
           1.51       1.46         1.48         1.58         1.50               1.58

  For purposes of computing the consolidated ratios of earnings to fixed charges and earnings to combined fixed charges and preferred stock dividends, earnings consist of net earnings adjusted for the provision for income taxes, minority interest, interest capitalized (net of amortization) and fixed charges. Fixed charges consist of interest on all indebtedness and one-third of rentals, which we believe is a reasonable approximation of the interest factor of such rentals.

                                USE OF PROCEEDS

  Unless otherwise specified in the prospectus supplement accompanying this prospectus, we will add the net proceeds from the sale of the securities to which this prospectus and the prospectus supplement relate to our general funds which we will use for financing our operations. We can conduct additional financings at any time.

                             PLAN OF DISTRIBUTION

  We may sell our securities through agents, underwriters, dealers or directly to purchasers.

  We may designate agents to solicit offers to purchase our securities.

  . We will name any agent involved in offering or selling our securities, and any commissions that we will pay to the agent, in our prospectus supplement.

  . Unless we indicate otherwise in our prospectus supplement, our agents will act on a best efforts basis for the period of their appointment.

  . Our agents may be deemed to be underwriters under the Securities Act of 1933 of any of our securities that they offer or sell.

  We may use an underwriter or underwriters in the offer or sale of our securities.

  . If we use an underwriter or underwriters, we will execute an underwriting agreement with the underwriter or underwriters at the time that we reach an agreement for the sale of our securities.

  . We will include the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transactions, including the compensation the underwriters and dealers will receive, in our prospectus supplement.

  . The underwriters will use our prospectus supplement to sell our securities.

  We may use a dealer to sell our securities.

  . If we use a dealer, we, as principal, will sell our securities to the dealer.

  . The dealer will then sell our securities to the public at varying prices that the dealer will determine at the time it sells our securities.

  . We will include the name of the dealer and the terms of our transactions with the dealer in our prospectus supplement.

  We may solicit directly offers to purchase our securities, and we may directly sell our securities to institutional or other investors. We will describe the terms of our direct sales in our prospectus supplement.

  We may indemnify agents, underwriters, and dealers against certain liabilities, including liabilities under the Securities Act of 1933. Our agents, underwriters, and dealers, or their affiliates, may be customers of, engage in transactions with or perform services for us, in the ordinary course of business.

  We may authorize our agents and underwriters to solicit offers by certain institutions to purchase our securities at the public offering price under delayed delivery contracts.

  . If we used delayed delivery contracts, we will disclose that we are using them in the prospectus supplement and will tell you when we will demand payment and delivery of the securities under the delayed delivery contracts.

  . These delayed delivery contracts will be subject only to the conditions that we set forth in the prospectus supplement.

  . We will indicate in our prospectus supplement, the commission that underwriters and agents soliciting purchases of our securities under delayed contracts will be entitled to receive.

  Unless otherwise provided in the prospectus supplement accompanying this prospectus, neither the support obligations nor the interests therein will be offered or sold separately from the underlying securities to which they relate. The underlying securities will be offered and sold under a separate offering document.

  GECC Capital Markets Group, Inc. is one of GECC's subsidiaries and may participate in offerings of our securities. As a result, we will conduct any offering of securities in which GECC Capital Markets Group, Inc. participates in compliance with the applicable provisions of Rule 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc. Under this rule, no underwriter or dealer may confirm sales of securities to accounts over which they exercise discretionary authority.

                              SECURITIES OFFERED

  Using this prospectus, we may offer debt securities, variable cumulative preferred stock, preferred stock, and warrants to purchase debt securities. In addition, we may issue guarantees, direct-pay letters of credit and indebtedness evidenced by promissory notes or loan obligations, including interests therein. We registered these securities with the SEC using a "shelf" registration statement. This "shelf" registration statement allows us to offer any combination of these securities. Each time we offer securities, we must provide a prospectus supplement that describes the specific terms of the securities. The prospectus supplement may also provide new information or update the information in the prospectus.

                        DESCRIPTION OF DEBT SECURITIES

General

  The description below of the general terms of the debt securities will be supplemented by the more specific terms in the prospectus supplement.

  We will issue the debt securities under one or more separate indentures between us and a banking institution organized under the laws of the United States or a state (each a "Trustee"). None of the indentures limits the amount of debt securities or other unsecured, senior debt which we may issue.

  In addition to the following description of the debt securities, you should refer to the detailed provisions of each indenture, copies of which are filed as exhibits to the registration statement.

  The prospectus supplement will specify the following terms of such issue of debt securities:

  . the designation, the aggregate principal amount and the authorized denominations if other than $1,000 and integral multiples of $1,000;

  . the percentage of their principal amount at which the debt securities will be issued;

  .  the date or dates on which the debt securities will mature;

  . the currency, currencies or currency units in which we will make payments on the debt securities;

  . the rate or rates at which the debt securities will bear interest, if any, or the method of determination of such rate or rates;

  . the date or dates from which such interest, if any, shall accrue, the dates on which such interest, if any, will be payable and the method of determining holders to whom interest shall be payable;

  . the prices, if any, at which, and the dates at or after which, we may or must repay, repurchase or redeem the debt securities;

  .  the exchanges, if any, on which the debt securities may be listed;

  . the trustee under the indenture pursuant to which the debt securities are to be issued. (Sections 2.02 and 2.02A. section references refer to the sections in the applicable indenture.); and

  . any other terms of the debt securities not inconsistent with the provisions of the applicable indenture.

  Unless otherwise specified in the prospectus supplement, we will compute interest payments on the basis of a 360-day year consisting of twelve 30-day months. (Section 2.10.)

  The debt securities will be unsecured and will rank equally with all other unsecured and unsubordinated indebtedness of GECC.

  Some of the debt securities may be issued as discounted debt securities to be sold at a substantial discount below their stated principal amount. The prospectus supplement will contain any Federal income tax consequences and other special considerations applicable to discounted debt securities.

  The indentures do not contain any provisions that limit:

  .  our ability to incur indebtedness, or

  . provide protection in the event GE Company, as sole indirect stockholder of GECC, causes GECC to engage in a highly leveraged transaction, reorganization, restructuring, merger or similar transaction.

Payment and Transfer

  We will issue debt securities only as registered securities, which means that the name of the holder will be entered in a register which will be kept by the Trustee or another agent of GECC. Unless we state otherwise in a prospectus supplement, we will make principal and interest payments at the office of the paying agent or agents we name in the prospectus supplement or by mailing a check to you at the address we have for you in the register.

  Unless we describe other procedures in a prospectus supplement, you will be able to transfer registered debt securities at the office of the transfer agent or agents we name in the prospectus supplement. You may also exchange registered debt securities at the office of the transfer agent for an equal aggregate principal amount of registered debt securities of the same series having the same maturity date, interest rate and other terms as long as the debt securities are issued in authorized denominations.

  Neither GECC nor the Trustee will impose any service charge for any transfer or exchange of a debt security, however, we may ask you to pay any taxes or other governmental charges in connection with a transfer or exchange of debt securities.

Global Notes, Delivery and Form

  Unless otherwise specified in the prospectus supplement accompanying this prospectus, the debt securities will be issued in the form of one or more fully registered Global Notes that will be deposited with, or on behalf of, The Depository Trust Company, New York, New York (the "Depository") and registered in the name of the Depository's nominee. The Depository currently limits the maximum denomination of any single Global Note to $500,000,000. Global Notes are not exchangeable for definitive Note certificates except in the specific circumstances described below. For purposes of this Prospectus, "Global Note" refers to the Global Note or Global Notes representing an entire issue of debt securities.

  Except as set forth below, a Global Note may be transferred, in whole and not in part, only to another nominee of the Depository or to a successor of the Depository or its nominee.

The Depository has advised us as follows:

  .  The Depository is

    . a limited purpose trust company organized under the laws of the State of New York

    . a "banking organization" within the meaning of the New York banking law

    .  a member of the Federal Reserve System

    . a "clearing corporation" within the meaning of the New York Uniform Commercial Code

    . a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934;

  . The Depository was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants through electronic book entry changes in accounts of its participants, eliminating the need for physical movements of securities certificates;

  . The Depository participants include securities brokers and dealers, banks, trust companies, clearing corporations and others, some of whom own the Depository;

  . Access to the Depository book-entry system is also available to others that clear through or maintain a custodial relationship with a participant, either directly or indirectly;

  . Where we issue a Global Note in connection with the sale thereof to an underwriter or underwriters, the Depository will immediately credit the accounts of participants designated by such underwriter or underwriters with the principal amount of the debt securities purchased by such underwriter or underwriters; and

  . ownership of beneficial interests in a Global Note and the transfers of ownership will be effected only through records maintained by the Depository (with respect to participants), by the participants (with respect to indirect participants and certain beneficial owners) and by the indirect participants (with respect to all other beneficial owners). The laws of some states require that certain purchasers of securities take physical delivery in definitive form of securities they purchase. These laws may limit your ability to transfer beneficial interests in a Global Note.

  So long as a nominee of the Depository is the registered owner of a Global Note, such nominee for all purposes will be considered the sole owner or holder of such debt securities under the indenture. Except as provided below, you will not be entitled to have debt securities registered in your name, will not receive or be entitled to receive physical delivery of debt securities in definitive form, and will not be considered the owners or holders thereof under the indenture.

  Neither GECC, the Trustee, any paying agent nor any registrar of the debt securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Note, or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

  We will make payment of principal of, and interest on, debt securities represented by a Global Note to the Depository or its nominee, as the case may be, as the registered owner and holder of the Global Note representing those debt securities. The Depository has advised us that upon receipt of any payment of principal of, or interest on, a Global Note, the Depository will immediately credit accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal amount of that Global Note, as shown in the records of the Depository. Standing instructions and customary practices will govern payments by participants to owners of beneficial interests in a Global Note held through those participants, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name". Those payments will be the sole responsibility of those participants, subject to any statutory or regulatory requirements that may be in effect from time to time.

  Neither we, the Trustee nor any of our respective agents will be responsible for any aspect of the records of the Depository, any nominee or any participant relating to, or payments made on account of, beneficial interests in a Global Note or for maintaining, supervising or reviewing any of the records of the Depository, any nominee or any participant relating to those beneficial interests.

  As described above, we will issue debt securities in definitive form in exchange for a Global Note only in the following situations:

  . if the Depository is at any time unwilling or unable to continue as depository and a successor depository is not appointed by us within 90 days, or

  .  if we choose to issue definitive debt securities.

In either instance, an owner of a beneficial interest in a Global Note will be entitled to have debt securities equal in principal amount to such beneficial interest registered in its name and will be entitled to physical delivery of debt securities in definitive form. Debt securities in definitive form will be issued in denominations of $1,000 and integral multiples thereof and will be issued in registered form only, without coupons. We will maintain in the Borough of Manhattan, The City of New York, one or more offices or agencies where debt securities may be presented for payment and may be transferred or exchanged. You will not be charged a fee for any transfer or exchange of such debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Same-Day Settlement in Respect of Global Notes

  Global Notes held by the Depository will trade in the Depository's Same-Day Funds Settlement System until maturity and secondary market trading activity in the debt securities will settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on the trading activity in the debt securities.

Modification of the Indentures

  In general, our rights and obligations and the rights of the holders under the indentures may be modified if the holders of not less than 2/3rds in aggregate principal amount of the outstanding debt securities of each series affected by the modification consent to it. However, Section 10.02 of each indenture provides that, unless each affected holder agrees, we cannot

  .  make any adverse change to any payment term of a debt security such as

    .  extending the maturity date

    . extending the date on which we have to pay interest or make a sinking fund payment

    .  reducing the interest rate

    .  reducing the amount of principal we have to repay

    . changing the currency in which we have to make any payment of principal premium or interest

    . modifying any redemption or repurchase right to the detriment of the holder

    .  impairing any right of a holder to bring suit for payment

    . reduce the percentage of the aggregate principal amount of debt securities needed to make any amendment to the indenture or to waive any covenant or default

    .  waive any past payment default

    .  make any change to Section 10.02.

  However, if we and the Trustee agree, we can amend the indentures without notifying any holders or seeking their consent if the amendment does not materially and adversely affect any holder.

Events of Default

  Each indenture defines an Event of Default with respect to any series of debt securities as any of the following:

  . default in any payment of principal or premium, if any, on any debt security of such series;

  . default for 30 days in payment of any interest, if any, on any debt security of such series;

  . default in the making or satisfaction of any sinking fund payment or analogous obligation on the debt securities of such series;

  . default for 60 days after written notice to GECC in performance of any other covenant in respect of the debt securities of such series contained in such indenture;

  . a default, as defined, with respect to any other series of debt securities outstanding under the relevant Indenture or as defined in any other indenture or instrument evidencing or under which GECC has outstanding any indebtedness for borrowed money, as a result of which such other series or such other indebtedness of GECC shall have been accelerated and such acceleration shall not have been annulled within 10 days after written notice thereof (provided, that the resulting Event of Default with respect to such series of debt securities may be remedied, cured or waived by the remedying, curing or waiving of such other default under such other series or such other indebtedness); or

  .  certain events in bankruptcy, insolvency or reorganization. (Section
     6.01.)

  Each indenture requires us to deliver to the Trustee annually a written statement as to the presence or absence of certain defaults under the terms thereof. (Section 4.06.) An Event of Default under one series of debt securities does not necessarily constitute an Event of Default under any other series of debt securities. Each Indenture provides that the Trustee may withhold notice to the holders of any series of debt securities issued thereunder of any default if the Trustee considers it in the interest of such Noteholders to do so provided the Trustee may not withhold notice of default in the payment of principal, premium, if any, or interest, if any, on any of the debt securities of such series or in the making of any sinking fund instalment or analogous obligation with respect to such series. (Section 6.08).

  Each indenture provides that if an Event of Default occurs and is continuing with respect to any series of debt securities, either the Trustee or the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of such series may declare the principal, or in the case of discounted debt securities, a portion of the principal amount, of all such debt securities to be due and payable immediately. Under certain conditions such declaration may be annulled by the holders of a majority in principal amount of such debt securities then outstanding. The holders of a majority in principal amount of such debt securities then outstanding may also waive on behalf of all holders past defaults with respect to a particular series of debt securities except, unless previously cured, a default in payment of principal, premium, if any, or interest, if any, on any of the debt securities of such series, or the payment of any sinking fund instalment or analogous obligation on the debt securities of such series (Sections 6.01 and 6.07).

  Other than the duties of a trustee during a default, the Trustee is not obligated to exercise any of its rights or powers under the indenture at the request, order or direction of any holders of debt securities of any series issued thereunder unless such holders shall have offered to the Trustee reasonable indemnity. (Sections 7.01 and 7.02). Subject to such indemnification provision, each indenture provides that the holders of a majority in principal amount of the debt securities of any series issued thereunder at the time outstanding shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee thereunder, or exercising any trust or power conferred on such Trustee with respect to the debt securities of such series. However, the Trustee may decline to act if it has not been offered reasonable indemnity or if it determines that the proceedings so directed would be illegal or involve it in any personal liability. (Section 6.07).

Concerning the Trustee

  The Chase Manhattan Bank, as successor to The Bank of New York, acts as Trustee under (i) an Amended and Restated Indenture with us dated as of February 27, 1997, as supplemented by a Supplemental Indenture with us dated as of May 3, 1999 and a Second Supplemental Indenture with us dated as of July 2, 2001, (ii) an Amended and Restated Indenture with us dated as of February 28, 1997, as supplemented by a First Supplemental Indenture with us dated as of July 2, 2001, (iii) an indenture with us dated as of June 3, 1994, as amended and supplemented, and (iv) an indenture with us dated as of October 1, 1991, as amended and supplemented. The Chase Manhattan Bank also acts as Trustee under certain other indentures with us. A number of our series of senior, unsecured notes are presently outstanding under each of such indentures. Debt securities may be issued under either of the indentures referred to in clauses (i) and (ii) above.

  We will describe in the prospectus supplement, any material business and other relationships (including additional trusteeships), other than the trusteeships under the Indentures, between, on the one hand, GECC, GE Company and other affiliates of GE Company and, on the other hand, each Trustee under any indenture.

                            DESCRIPTION OF WARRANTS

General

  We may issue warrants to purchase debt securities either alone or together with debt securities. In addition to this summary, you should refer to the detailed provisions of the specific warrant agreement for complete terms of the warrants and the warrant agreement. Each warrant agreement will be between GECC and a banking institution organized under the laws of the United States or a state. A form of warrant agreement was filed as an exhibit to the Registration Statement.

  The warrants will be evidenced by warrant certificates. Unless otherwise specified in the prospectus supplement, the warrant certificates may be traded separately from the debt securities, if any, with which the warrant certificates were issued. Warrant certificates may be exchanged for new warrant certificates of different denominations at the office of an agent that we will appoint. Until a warrant is exercised, the holder of a warrant does not have any of the rights of a debtholder and is not entitled to any payments on, any debt securities issuable upon exercise of the warrants.

  We may issue warrants in one or more series. The prospectus supplement accompanying this prospectus relating to the particular series of warrants, will contain terms of the warrants, including:

  .  the title and the aggregate number of warrants;

  .  the debt securities for which each warrant is exercisable;

  .  the date or dates on which such warrants will expire;

  .  the price or prices at which such warrants are exercisable;

  .  the currency or currencies in which such warrants are exercisable;

  . the periods during which and places at which such warrants are exercisable;

  .  the terms of any mandatory or optional call provisions;

  . the price or prices, if any, at which the warrants may be redeemed at the option of the holder or will be redeemed upon expiration;

  .  the identity of the warrant agent; and

  .  the exchanges, if any, on which such warrants may be listed.

Exercise of Warrants

  You may exercise warrants by payment to our warrant agent of the exercise price, in each case in such currency or currencies as are specified in the warrant, and giving your identity and the number of warrants to be exercised. Once you pay our warrant agent and deliver the properly completed and executed warrant certificate to our warrant agent at the specified office, our warrant agent will, as soon as practicable, forward notes to you in authorized denominations. If you exercise less than all of the warrants evidenced by your warrant certificate, you will be issued a new warrant certificate for the remaining amount of warrants.

                      DESCRIPTION OF THE PREFERRED STOCK

General

  Our Board of Directors has authorized the issuance of preferred stock. The terms of the preferred stock will be stated and expressed in a resolution or resolutions to be adopted by our Board of Directors (or any duly authorized committee of the Board of Directors) consistent with our restated organization certificate. The preferred stock, when issued and sold, will be fully paid and non-assessable and will have no pre-emptive rights.

  As of the date of this prospectus, our capital stock as authorized by our sole common stockholder consists of:

  .  3,866,000 shares of Common Stock, par value of $.01 per share,

  . 33,000 shares of Variable Cumulative Preferred Stock, par value $100 per share, and

  .  750,000 shares of Preferred Stock, par value $.01 per share.

  In order to distinguish between our two classes of preferred stock, we will refer to the first class of our preferred stock as "Variable Cumulative Preferred Stock" and to the second class as our "second class of preferred stock". When we refer to both classes we use the phrase "preferred stock". 3,837,825 shares of Common Stock and 26,000 shares of Variable Cumulative Preferred Stock are presently outstanding. There are no shares of our second class of preferred stock currently outstanding. Each Series of Variable Cumulative Preferred Stock ranks equally with each other Series of Variable Cumulative Preferred Stock as to dividend and liquidation preference.

  We will describe the particular terms of any series of preferred stock being offered by use of this prospectus in the prospectus supplement relating to that series of preferred stock. Those terms may include:

  .  the designation, number of shares and stated value per share;

  .  the amount of liquidation preference;

  . the initial public offering price at which shares of such series of preferred stock will be sold;

  .  the dividend rate or rates (or method of determining the dividend rate);

  . the dates on which dividends shall be payable, the date from which dividends shall accrue and the record dates for determining the holders entitled to such dividends;

  .  any redemption or sinking fund provisions;

  .  any voting rights;

  .  any conversion or exchange provisions;

  . any provisions to issue the shares of such series as depositary shares evidenced by depositary receipts; and

  . any additional dividend, redemption, liquidation or other preferences or rights and qualifications, limitations or restrictions thereof.

  If the terms of any series of preferred stock being offered differ from the terms set forth below, we will also disclose those terms in the prospectus supplement relating to that series of preferred stock. In addition to this summary, you should refer to our organization certificate for the complete terms of preferred stock being offered.

  We will specify the transfer agent, registrar, dividend disbursing agent and redemption agent for each series of preferred stock in the prospectus supplement relating to that series.

Dividend Rights

  If you purchase preferred stock being offered of this prospectus, you will be entitled to receive, when, and as declared by our board of directors, cash or other dividends at the rates, or as determined by the method described in, and on the dates set forth in, the prospectus supplement. Dividend rates may be fixed or variable or both. Different series of preferred stock may be entitled to dividends at different dividend rates or based upon different methods of determination. We will pay each dividend to the holders of record as they appear on our stock books on record dates determined by the board of directors. Dividends on any series of the preferred stock may be cumulative or noncumulative, as specified in the prospectus supplement. If the board of directors fails to declare a dividend on any series of preferred stock for which dividends are noncumulative, then your right to receive that dividend will be lost, and we will have no obligation to pay the dividend for that dividend period, whether or not we declare dividends for any future dividend period. Dividends on the shares of preferred stock will accrue from the date on which we initially issue such series of preferred stock or as otherwise set forth in the prospectus supplement relating to such series. The prospectus supplement relating to a series of preferred stock will describe any adjustments to be made, if any, to the dividend rate in the event of certain amendments to the Internal Revenue Code of 1986, as amended, with respect to the dividends-received deduction.

  In particular, the dividend payment dates on the Variable Cumulative Preferred Stock will be the last day of each dividend period, regardless of its length, and, in the case of dividend periods of more than 99 days, on the following additional dates:

  .  if such Dividend Period is from 100 to 190 days, on the 91st day;

  . if such Dividend Period is from 191 to 281 days, on the 91st and 182nd days;

  . if such Dividend Period is from 282 to 364 days, on the 91st, 182nd and 273rd days; and

  . if such Dividend Period is from two to 30 years, on January 15, April 15, July 15 and October 15 of each year.

  In the event a dividend payment date falls on a day that is not a business day, then the dividend payment date shall be the business day next succeeding such date. After the initial dividend period, each subsequent dividend period will begin on a dividend payment date and will end 49 days later. However, we may elect subsequent dividend periods that are longer than 49 days. We will notify you of any such election and follow the procedures that will be set forth in a prospectus supplement for the series of Variable Cumulative Preferred Stock. After the initial dividend period, the dividend rates on the Variable Cumulative Preferred Stock will be determined pursuant to an auction method, subject to any maximum or minimum interest rate, which will be described in the prospectus supplement relating to such series of Variable Cumulative Preferred Stock.

  The dividend payment dates and the dividend periods with respect to our second class of preferred stock will be described in the prospectus supplement relating to such series of our second class of preferred stock.

  We may not declare any dividends on any shares of common stock, or make any payment on account of, or set apart money for, a sinking or other analogous fund for the purchase, redemption or other retirement of any shares of common stock or make any distribution in respect thereof, whether in cash or property or in obligations or our stock, other than common stock unless

  . full cumulative dividends shall have been paid or declared and set apart for payment on all outstanding shares of preferred stock and other classes and series of our preferred stock and

  . we are not in default or in arrears with respect to any sinking or other analogous fund or other agreement for the purchase, redemption or other retirement of any shares of our preferred stock.

  In the event we have outstanding shares of more than one series of our preferred stock ranking equally as to dividends and dividends on one or more of such series of preferred stock are in arrears, we are required to make dividend payments ratably on all outstanding shares of such preferred stock in proportion to the respective amounts of dividends in arrears on all such preferred stock to the date of such dividend payment. You will not be entitled to any dividend, whether payable in cash, property or stock, in excess of full cumulative dividends on shares of the preferred stock you own. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments which may be in arrears.

Liquidation Rights

  In the event of our liquidation, either voluntary or involuntary, dissolution or winding-up, we will be required to pay the liquidation preference specified in the prospectus supplement relating to those shares of preferred stock, plus accrued and unpaid dividends, before we make any payments to holders of our common stock or any other class of our stock ranking junior to that preferred stock. If we do not have sufficient assets to pay the liquidation preference, plus accrued and unpaid dividends, on all classes of preferred stock that rank equally upon liquidation, we will pay holders of the preferred stock proportionately based on the full amount to which they are entitled. Other than their claims to the liquidation preference and accrued and unpaid dividends, holders of preferred stock will have no claim to any of our other remaining assets. Neither the sale of all or substantially all our property or business nor a merger or consolidation by us with any other corporation will be considered a dissolution, liquidation or winding-up of our business or affairs, if that transaction does not impair the voting power, preferences or special rights of the holders of shares of preferred stock.

Voting Rights

  Holders of our common stock are entitled to one vote per share on all matters which arise at any meeting of shareholders. Holders of preferred stock being offered by this prospectus will not be entitled to vote, except as set forth below, in a prospectus supplement or as otherwise required by law.

  The holders of Variable Cumulative Preferred Stock are not entitled to vote except as required by law or as set forth in a prospectus supplement. However, we may not alter any of the preferences, privileges, voting powers or other restrictions or qualifications of a series of Variable Cumulative Preferred Stock in a manner substantially prejudicial to the holders thereof without the consent of the holders of at least two-thirds of the total number of shares of such series.

  With respect to our second class of preferred stock, in the event that six quarterly dividends (whether or not consecutive) payable on any series of our second class of preferred stock shall be in arrears, the holders of each series of our second class of preferred stock, voting separately as a class with all other holders of preferred stock with equal voting rights, shall be entitled at our next annual meeting of stockholders (and at each subsequent annual meeting of stockholders), to vote for the election of two of our directors, with the remaining directors to be elected by the holders of shares of any other class or classes or series of stock entitled to vote therefor. Until the arrears in payments of all dividends which permitted the election of such directors shall cease to exist, any director who has been so elected may be removed at any time, either with or without cause, only by the affirmative vote of the holders of the preferred stock at the time entitled to cast a majority of the votes entitled to be cast for the election of any such director at a special meeting of such holders called for that purpose, and any vacancy thereby created may be filled by the vote of such holders. The holders of shares of our second class of preferred stock shall no longer be entitled to vote for directors once the past due dividends have all been paid unless dividends later become in arrears again. Once the past due dividends have all been paid, then the directors elected by the preferred stockholders will no longer be directors.

  We may not take certain actions without the consent of at least 2/3rds of the shares of our second class of preferred stock, voting together as a single class without regard to series. We need such 2/3rds consent to:

  . create any class or series of stock with preference as to dividends or distributions of assets over any outstanding series of our second class of preferred stock (other than a series which has no right to object to such creation) or

  . alter or change the provisions of our organization certificate so as to adversely affect the voting power, preferences or special rights of the holders of shares of our second class of preferred stock; provided, however, that if such creation or such alteration or change would adversely affect the voting power, preferences or special rights of one or more, but not all, series of our second class of preferred stock at the time outstanding, consent of the holders of shares entitled to cast at least 2/3rds of the votes entitled to be cast by the holders of all of the shares of all such series so affected, voting as a class, shall be required in lieu of the consent of all holders of 2/3rds of our second class of preferred stock at the time outstanding.

  The prospectus supplement relating to a series of preferred stock will further describe the voting rights, if any, including the number of or proportional votes per share.

Redemption

  The applicable prospectus supplement will indicate whether the series of preferred stock being offered is subject to redemption, in whole or in part, whether at our option or mandatorily or otherwise and whether or not pursuant to a sinking fund. The redemption provisions that may apply to a series of preferred stock being offered, including the redemption dates and the redemption prices for that series will be set forth in the prospectus supplement.

  If we fail to pay dividends on any series of preferred stock we may not redeem that series in part and we may not purchase or otherwise acquire any shares of such series other than by a purchase or exchange offer made on the same terms to holders of all outstanding shares of such series.

  We may redeem the shares of any series of Variable Cumulative Preferred Stock out of legally available funds therefore, as a whole or from time to time in part:

  . on the last day of any dividend period at a redemption price of $100,000 per share, plus accumulated and unpaid dividends to the date fixed for redemption and

  . in the case of shares of Variable Cumulative Preferred Stock with a dividend period equal to or more than two years, on any dividend payment date for such shares at redemption prices (but not less than $100,000 per share) determined by us prior to the commencement of such dividend period plus accumulated and unpaid dividends to the date set forth for redemption.

Conversion Rights

  No series of preferred stock will be convertible into our common stock.

           DESCRIPTION OF SUPPORT OBLIGATIONS AND INTERESTS THEREIN

General

  Support obligations may include guarantees, letters of credit and promissory notes or loan obligations that are issued in connection with, and as a means of credit support for, any part of a fixed or contingent payment obligation of underlying securities issued by third parties. The issuers of the underlying securities may or may not be affiliated with us. A holder of an underlying security will also hold uncertificated interests in the related support obligation, representing the credit enhancement of the holder's underlying security afforded by the related support obligation.

  Support obligations that are issued in the form of promissory notes or loan obligations, and the related interests, are to be issued under an indenture, dated as of June 3, 1994, as supplemented, between us and The Chase Manhattan Bank, as successor trustee. To the extent that the following disclosure summarizes certain provisions of the indenture, such summaries do not purport to be complete, and are subject to, and are qualified in their entirety by reference to, all the provisions of the indenture, a form of which is filed as an exhibit to the registration statement of which this prospectus is a part.

  The terms and conditions of any support obligations and related interests will be determined by the terms and conditions of the related underlying securities, and may vary from the general descriptions set forth below. A complete description of the terms and conditions of any support obligations and related interests issued pursuant to this prospectus will be set forth in the accompanying prospectus supplement.

  Any support obligations and related interests will be unsecured and will rank equally and ratably with all of our other unsecured and unsubordinated indebtedness. The terms of a particular support obligation may provide that a different support obligation may be substituted therefor, upon terms and conditions described in the applicable prospectus supplement, provided that such substitution is carried out in conformity with the Securities Act of 1933 and the rules and regulations thereunder. Unless otherwise specified in the accompanying prospectus supplement, each support obligation will be governed by the law of the State of New York. Neither the indenture (with respect to promissory notes and loan obligations) nor any other document or instrument (with respect to other forms of support obligations) will limit the amount of support obligations or interests that may be issued thereunder. Neither the indenture (with respect to promissory notes and loan obligations) nor any other document or instrument (with respect to other forms of support obligations) will contain any provisions that limit our ability to incur indebtedness or that afford holders of support obligations or interests protection in the event GE Company, as our ultimate stockholder, causes us to engage in a highly leveraged transaction, reorganization, restructuring, merger or similar transaction.

Guarantees

  Any guarantees that we issue from time to time for the benefit of holders of specified underlying securities will include the following terms and conditions, plus any additional terms specified in the accompanying prospectus supplement.

  A guarantee will provide that we unconditionally guarantee the due and punctual payment of the principal, interest (if any), premium (if any) and all other amounts due under the applicable underlying securities when the same shall become due and payable, whether at maturity, pursuant to mandatory or optional prepayments, by acceleration or otherwise, in each case after any applicable grace periods or notice requirements, according to the terms of the applicable underlying securities. Any guarantee shall be unconditional irrespective of the validity or enforceability of the applicable underlying security, any change or amendment thereto or any other circumstances that may otherwise constitute a legal or equitable discharge or defense of a guarantor. However, we will not waive presentment or demand of payment or notice with respect to the applicable underlying security unless otherwise provided in the accompanying prospectus supplement.

  We shall be subrogated to all rights of the issuer of the applicable underlying securities in respect of any amounts paid by us pursuant to the provisions of a guarantee. The guarantee shall continue to be effective or reinstated, as the case may be, if at any time any payment made by the issuer of the applicable underlying security is rescinded or must otherwise be returned upon the insolvency, bankruptcy or reorganization of GECC, the issuer of the applicable underlying security or otherwise.

Letters of Credit

  Any direct-pay letters of credit we issue from time to time relating to specified underlying securities shall include the following terms and conditions, plus any additional terms specified in the accompanying prospectus supplement.

  Any letter of credit will be our direct-pay obligation issued for the account of the holders of the applicable underlying securities or, in certain cases, an agent acting on behalf of the issuer of the applicable underlying securities or a trustee acting on behalf of the holders. The letter of credit will be issued in an amount that corresponds to principal and, if applicable, interest and other payments payable with respect to the applicable underlying securities. Drawings under the letter of credit will reduce the amount available under the letter of credit, but drawings of a recurring nature (such as interest) will automatically be reinstated following the date of such payment provided that the letter of credit has not otherwise expired.

  The letter of credit will expire at a date and time specified in the accompanying prospectus supplement, and will also expire upon the earlier occurrence of certain events, as described in the accompanying prospectus supplement.

Promissory Notes or Loan Obligations

  We may incur indebtedness from time to time to the issuer of underlying securities, such indebtedness to be evidenced by promissory notes, loan agreements or other evidences of indebtedness. The purpose of issuing any such promissory note, loan agreement or other indebtedness will be to enable us, directly or indirectly, to provide credit support to the applicable underlying securities by means of our repayment obligation as evidenced by the promissory note, loan agreement or other indebtedness. The promissory notes, loan agreements or other indebtedness will provide that only the issuer of the underlying securities to which such promissory notes, loan agreements or other indebtedness relate or the issuer's assignee will be entitled to enforce such promissory notes, loan agreements or other indebtedness against us. Holders of the relevant underlying securities will not have any third party beneficiary or other rights under, or be entitled to enforce, the relevant promissory notes, loan agreements or other indebtedness. The terms and provisions of any such note, loan agreement or other indebtedness, including principal amount, provisions or interest and premium, if applicable, maturity, prepayment provisions, if any, and identity of obligee, will be described in the applicable prospectus supplement.

Modification of the Indenture

  The following provisions will apply to any promissory notes or loan obligations issued pursuant to the indenture.

  In general, our rights and obligations and the rights of the holders under the indenture may be modified if the holders of not less than 2/3rds in aggregate principal amount of the outstanding support obligations of each series affected by the modification consent to it. However, Section 10.2 of the indenture provides that, unless each affected holder agrees, we cannot

  . change the character of any support obligation from being payable other than as provided in any related support obligation agreement

  .  reduce the principal amount of a support obligation

  . change the currency in which we have to make payment on a support obligation to a currency other than United States dollars

  . reduce the percentage of the aggregate principal amount of support obligations needed to make any amendment to the indenture

  However, if we and the Trustee agree, we can amend the indenture without notifying any holders or seeking their consent if the amendment does not materially and adversely affect any holder.

Event of Default

  The following provisions will apply to any promissory notes or loan obligations issued pursuant to the indenture.

  Any event of default with respect to any series of support obligations issued pursuant to the indenture is defined in the indenture as being (a) a default in any payment of principal or premium, if any, or interest on any support obligation of such series in accordance with the terms of the related credit support agreement; or (b) any other event of default as defined in the related credit support agreement to the extent specifically identified pursuant to Section 2.2 of the indenture. (Section 6.1.) The indenture requires us to deliver to the Trustee annually a written statement as to the presence or absence of certain defaults under the terms thereof. (Section 4.4.) No event of default with respect to a particular series of support obligations under the indenture necessarily constitutes an event of default with respect to any other series of support obligations issued thereunder or other series of support obligations not entitled to the benefits of the indenture.

  The indenture provides that during the continuance of an event of default with respect to any series of support obligations issued pursuant to the indenture, either the Trustee or the holders of 25% in aggregate principal amount of the outstanding support obligations of such series and the interests of such series (voting together as a single class) may declare the principal of all such support obligations to be due and payable immediately, but under certain conditions such declaration may be annulled by the holders of a majority in principal amount of such support obligations then outstanding. The indenture provides that past defaults with respect to a particular series of support obligations issued under the indenture (except, unless theretofore cured, a default in payment of principal of, or interest on any of the support obligations of such series) may be waived on behalf of the holders of all support obligations of such series by the holders of a majority in principal amount of such support obligations then outstanding. (Sections 6.1 and 6.7.)

  Subject to the provisions of the indenture relating to the duties of the Trustee in case an event of default with respect to any series of support obligations issued pursuant to the indenture shall occur and be continuing, the Trustee shall be under no obligation to exercise any of its rights or powers under the indenture at the request, order or direction of any holders of support obligations of any series issued thereunder unless such holders shall have offered to the Trustee reasonable indemnity. (Section 6.4.) Subject to such indemnification provision, the indenture provides that the holders of a majority in principal amount of the support obligations of any series issued pursuant to the indenture and the interests of such series (voting together as a single class) thereunder at the time outstanding shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee with respect to the support obligations of such series, provided that the Trustee may decline to follow any such direction if it has not been offered reasonable indemnity therefor or if it determines that the proceedings so directed would be illegal or involve it in any personal liability. (Section 6.7.)

Concerning the Trustee

  The Chase Manhattan Bank, as successor to Mercantile-Safe Deposit and Trust Company, acts as Trustee under an Indenture with us dated as of June 3, 1994, as supplemented by a First Supplemental Indenture with us dated as of February 1, 1997 and a Second Supplemental Indenture with us dated as of July 2, 2001. The Chase Manhattan Bank also acts as Trustee under several other indentures with us, pursuant to which a number of series of senior, unsecured notes of ours are presently outstanding.

  We will describe in the prospectus supplement, any material business and other relationships (including additional trusteeships), other than the present and prospective trusteeships referred to in the foregoing paragraph, between, on the one hand, GECC, GE Company and other affiliates of GE Company and, on the other hand, each Trustee under any indenture.

                                LEGAL OPINIONS

  Unless otherwise specified in the prospectus supplement accompanying this prospectus, Nancy E. Barton, a director and Senior Vice President, General Counsel and Secretary of GECC or David P. Russell, Counsel--Treasury Operations and Assistant Secretary of GECC will provide an opinion for us regarding the validity of the securities and Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York 10017 will provide an opinion for the underwriters, agents or dealers. Ms. Barton and Mr. Russell, together with members of their families, own, have options to purchase and have other interests in shares of common stock of GE Company.

                                    EXPERTS

  The audited financial statements incorporated in this prospectus by reference to GECC's Annual Report on Form 10-K for the year ended December 31, 2000 have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing.

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  You should rely only on the information contained in this document or that we have referred you to. We have not authorized anyone else to provide you with information that is different. We are not making an offer of these notes in any state where the offer is not permitted. The information in this document is current only as of the date of this document, regardless of the time of delivery of this document or any sale of the notes.

                               TABLE OF CONTENTS

                             Prospectus Supplement
                                                                            Page
                                                                            ----
Risks of Foreign Currency Notes and Indexed Notes..........................  S-2
Description of Notes.......................................................  S-4
United States Tax Considerations .......................................... S-20
Plan of Distribution ...................................................... S-29
Legal Opinions............................................................. S-30
Glossary................................................................... S-31

                                  Prospectus

Where You Can Get More
 Information on GECC.......................................................    2
The Company................................................................    3
Use of Proceeds ...........................................................    3
Plan of Distribution ......................................................    4
Securities Offered ........................................................    5
Description of Debt Securities.............................................    5
Description of Warrants....................................................   11
Description of the Preferred Stock.........................................   12
Description of Support Obligations and Interests Therein...................   15
Legal Opinions.............................................................   18
Experts....................................................................   18

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                               US$26,475,600,650


                               General Electric
                              Capital Corporation

                           Global Medium-Term Notes,
                        Series A, Due From 9 Months to
                          60 Years From Date of Issue

                             PROSPECTUS SUPPLEMENT


                           Deutsche Banc Alex. Brown

                       GECC Capital Markets Group, Inc.

                             Goldman, Sachs & Co.

                                Lehman Brothers

                              Merrill Lynch & Co.

                                   JPMorgan

                             Salomon Smith Barney

                                  UBS Warburg

                               September 5, 2001

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